SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.___)

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ABAXIS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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September 23, 2014

Dear Shareholder:

This year’s annual meeting of shareholders will be held on Wednesday, October 22, 2014, at 10:00 a.m. Pacific time, at our offices, located at 3240 Whipple Road, Union City, California. You are cordially invited to attend.

The Notice of Annual Meeting of Shareholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

It is important that you use this opportunity to take part in the affairs of Abaxis, Inc. by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our shareholders is important.

A copy of our Annual Report to Shareholders is also enclosed for your information. At the annual meeting we will review our activities over the past year and our plans for the future. We look forward to seeing you at the annual meeting.

Sincerely yours,

CLINTON H. SEVERSON
Chairman of the Board, President and
Chief Executive Officer

Corporate Headquarters
Abaxis, Inc., 3240 Whipple Road, Union City, CA 94587
Tel 510-675-6500   Fax 510-441-6151   www.abaxis.com

ABAXIS, INC.
3240 Whipple Road, Union City, California 94587

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On October 22, 2014
Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Abaxis, Inc., a California corporation (the “Company”). The meeting will be held on Wednesday, October 22, 2014, at 10:00 a.m. Pacific time, at our offices, located at 3240 Whipple Road, Union City, California 94587, for the following purposes:

1.    To elect our six nominees for director to serve for the ensuing year and until their successors are elected and qualified.

2.    To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

3.    To approve the Abaxis, Inc. 2014 Equity Incentive Plan.

4.    To ratify the selection by the Audit Committee of the Board of Directors of Burr Pilger Mayer, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2015.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is September 11, 2014. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. For ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be available for examination by any shareholder, for any purpose relating to the meeting, during ordinary business hours at our offices located at 3240 Whipple Road, Union City, California.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to
Be Held on Wednesday, October 22, 2014, at 10:00 a.m., Pacific time, at our offices, located at
3240 Whipple Road, Union City, California 94587.

The proxy statement and annual report to shareholders are
available at http://investor.abaxis.com/.

By Order of the Board of Directors

ALBERTO R. SANTA INES
Secretary

Union City, California
September 23, 2014

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ABAXIS, INC.
3240 Whipple Road, Union City, California 94587

PROXY STATEMENT
FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS
October 22, 2014

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors (the “Board”) of Abaxis, Inc., a California corporation (referred to as the “Company” or “Abaxis”), is soliciting your proxy to vote at the 2014 Annual Meeting of Shareholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about September 23, 2014 to all shareholders of record entitled to vote at the annual meeting.

How do I attend the annual meeting?

The meeting will be held on Wednesday, October 22, 2014, at 10:00 a.m. Pacific time, at our offices, located at 3240 Whipple Road, Union City, California 94587. Directions to the annual meeting may be found at www.abaxis.com. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only shareholders of record at the close of business on September 11, 2014 will be entitled to vote at the annual meeting. On this record date, there were 22,523,438 shares of common stock outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

If on September 11, 2014 your shares were registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on September 11, 2014 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of six directors;

•	Advisory approval of the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers at March 31, 2014 (collectively, the “Named Executive Officers”), as disclosed in this proxy statement;

•	Approval of the 2014 Equity Incentive Plan; and

•	Ratification of Burr Pilger Mayer, Inc. as our independent registered public accounting firm for the fiscal year ending March 31, 2015.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-652-VOTE (1-800-652-8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 12:00 a.m. Pacific time on October 22, 2014 to be counted.

•	To vote on the Internet, go to http://www.investorvote.com/ABAX to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 12:00 a.m. Pacific time on October 22, 2014 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet if instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon other than the election of directors, you have one vote for each share of common stock you own as of September 11, 2014. For the election of directors, cumulative voting is available. Under cumulative voting, you would have six votes for each share of common stock you own. You may cast all of your votes for one candidate, or you may distribute your votes among different candidates as you choose. However, you may cumulate votes (cast more than one vote per share) for a candidate only if the candidate is nominated before the voting and at least one shareholder gives notice at the meeting, before the voting, that he or she intends to cumulate votes. If you do not specify how to distribute your votes, by giving your proxy you are authorizing the proxyholders (the individuals named on your proxy card) to cumulate votes in their discretion.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all six nominees for director; “For” the advisory approval of executive compensation; “For” the approval of the 2014 Equity Incentive Plan; and “For” the ratification of the appointment of Burr Pilger Mayer, Inc. as independent registered public accounting firm of the Company for its fiscal year ending March 31, 2015. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card or his replacement) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We have not engaged any third party to assist us in solicitation of proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to the Company’s Secretary at 3240 Whipple Road, Union City, California 94587.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are shareholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by May 26, 2015, to the Company’s Secretary at 3240 Whipple Road, Union City, California 94587, except that if the date of next year’s annual meeting is more than 30 calendar days earlier than the date contemplated at this time, notice by the shareholders to be timely must be received not later than the close of business on the 10th day following the day on which the date of the annual meeting is publicly announced. You are also advised to review the Company’s Bylaws, which contain additional requirements for advance notice of shareholder proposals.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, “For” and “Withhold” votes and broker non-votes and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions and broker non-votes will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.

How many votes are needed to approve each proposal?

•	Proposal No. 1: For the election of directors, the six nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Abstentions and broker non-votes will have no effect, except that they will be treated as “Against” votes for purposes of determining that the affirmative votes constitute a majority of the required quorum.

•	Proposal No. 2: Advisory approval of the compensation of the Company’s Named Executive Officers will be considered to have been obtained if the proposal receives “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote, which shares voting affirmatively also constitute a majority of the required quorum. Abstentions and broker non-votes will have no effect, except that they will be treated as “Against” votes for purposes of determining that the affirmative votes constitute a majority of the required quorum.

•	Proposal No. 3: The Abaxis, Inc. 2014 Equity Incentive Plan will be approved if the proposal receives “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote, which shares voting affirmatively also constitute a majority of the required quorum. Abstentions and broker non-votes will have no effect, except that they will be treated as “Against” votes for purposes of determining that the affirmative votes constitute a majority of the required quorum.

•	Proposal No. 4: The selection by the Audit Committee of the Board of Burr Pilger Mayer, Inc. as independent registered public accounting firm for the fiscal year ending March 31, 2015 will be ratified if the proposal receives “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote, which shares voting affirmatively also constitute a majority of the required quorum. Abstentions and broker non-votes will have no effect, except that they will be treated as “Against” votes for purposes of determining that the affirmative votes constitute a majority of the required quorum.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 22,523,438 shares outstanding and entitled to vote. Thus, the holders of at least 11,261,720 shares must be present in person or represented by proxy at the meeting or by proxy to have a quorum.

Votes for and against, abstentions and “broker non-votes” will each be counted as present for the purposes of determining the presence of a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement and annual report to shareholders are available at http://investor.abaxis.com.

PROPOSAL 1

ELECTION OF DIRECTORS

The authorized number of directors currently constituting the Company’s Board is six. All of the Company’s current directors are to be elected for the ensuing year and will hold office until the next annual meeting of shareholders and until his successor is elected and qualified, or, if sooner, until the director’s death, resignation or removal. Proxies cannot be voted for a greater number of persons than the six nominees named in this Proposal 1. Each of the nominees listed below is currently a director of the Company who was previously elected by the shareholders. It is the Company’s policy to strongly encourage nominees for directors to attend the Annual Meeting. All of the Company’s directors attended the 2013 Annual Meeting of Shareholders.

The candidates receiving the highest number of affirmative votes by the holders of shares entitled to be voted will be elected. The persons named in the accompanying proxy will vote the shares represented thereby for the nominees named below, but may cumulate the votes for fewer than all of the nominees, as permitted by the laws of the State of California, unless otherwise instructed. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by the Company. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

Nominees

The nominees for election to the Board at the 2014 Annual Meeting are Clinton H. Severson, Vernon E. Altman, Richard J. Bastiani, Ph.D., Michael D. Casey, Henk J. Evenhuis and Prithipal Singh, Ph.D. Please see “Directors and Executive Officers of the Company” below for information concerning the nominees.

Vote Required and Recommendation of the Board of Directors

Although abstentions and broker “non-votes” will each be counted as present for purposes of determining a quorum, neither abstentions nor broker “non-votes” will have any impact on the election of directors and the six candidates for election as directors at the annual meeting who receive the highest number of affirmative votes will be elected.

If the nominees decline to serve or become unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for substitute nominees as the Board may designate. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed above as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR” THE NOMINEES NAMED ABOVE.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth information concerning the Company’s executive officers and directors as of September 11, 2014. Vladimir E. Ostoich, our Co-Founder and the Company’s Vice President of Government Affairs and Vice President of Marketing for the Pacific Rim, will be retiring as an executive officer on September 30, 2014.

Name	Age	Title
Clinton H. Severson	66	Chairman of the Board, President and Chief Executive Officer
Vernon E. Altman(1)(3)	69	Director
Richard J. Bastiani, Ph.D.(1)(2)(3)	71	Director
Michael D. Casey(1)(2)(3)	68	Director
Henk J. Evenhuis(1)(3)	71	Director
Prithipal Singh, Ph.D.(1)(2)(3)	75	Director
Kenneth P. Aron, Ph.D.	61	Chief Technology Officer
Achim Henkel	56	Managing Director of Abaxis Europe GmbH
Vladimir E. Ostoich, Ph.D.	69	Vice President of Government Affairs and Vice President of Marketing for the Pacific Rim, Co-Founder
Alberto R. Santa Ines	67	Chief Financial Officer and Vice President of Finance
Craig M. Tockman, DVM	54	Vice President of Animal Health Sales and Marketing for North America
Donald P. Wood	62	Chief Operating Officer

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Clinton H. Severson has served as our President, Chief Executive Officer and one of our directors since June 1996. He was appointed Chairman of the Board in May 1998. Since June 2011, Mr. Severson served on the Board of Directors of Response Biomedical Corporation (CDNX: RBM). Since November 2008, Mr. Severson served on the Board of Directors of Trinity Biotech (NASDAQ: TRIB), a biotechnology company. From November 2006 to February 2012, Mr. Severson served on the Board of Directors of CytoCore, Inc. (OTCBB: CYOE.OB), a biotechnology company. From February 1989 to May 1996, Mr. Severson served as President and Chief Executive Officer of MAST Immunosystems, Inc., a privately-held medical diagnostic company. Mr. Severson is also a member of the board of directors of a privately-held company. Mr. Severson was selected as a director because of his in-depth knowledge of our operations, financial condition and strategy in his position as our President and Chief Executive Officer, as well as his extensive senior management experience in medical diagnostics and experience serving on the boards of various public and private companies.

Vernon E. Altman joined the Board in April 2011 and has served as our lead independent director since April 2014. Mr. Altman joined the founding group to start Bain & Company, a global business consulting firm, in 1973 and is currently Senior Advisor of Bain & Company. Mr. Altman is Chairman of the Board of Directors of Vobile, Inc., a company focused on content protection and monetization for media companies and other digital media stakeholders. He also served on the Board of Directors of Napster, Inc. prior to its acquisition. Mr. Altman was selected to serve as director because of his vast array of experiences in many different industry segments, including operational, executive leadership and board experience.

Richard J. Bastiani, Ph.D. joined the Board in September 1995. Dr. Bastiani is currently retired. From 2007 to 2011, Dr. Bastiani served as Chairman of the Board of Directors of Response Biomedical Corporation (CDNX: RBM). From 1998 to 2005, Dr. Bastiani served as Chairman of the Board of Directors of ID Biomedical Corporation (NASDAQ: IDBE), after he was appointed to the Board of Directors of ID Biomedical Corporation in October 1996. Dr. Bastiani was President of Dendreon (NASDAQ: DNDN), a biotechnology company, from September 1995 to September 1998. From 1971 until 1995, Dr. Bastiani held a number of positions with Syva Company, a diagnostic company, including as President from 1991 until Syva was acquired by a subsidiary of Hoechst AG of Germany in 1995. Dr. Bastiani is also a member of the board of directors of three privately-held companies. Dr. Bastiani was selected as a director because of his extensive leadership experience with biotechnology companies and his in-depth knowledge of our business, strategy and management team, as well as his experience serving as Chairman of the Compensation Committee and on the boards of various public and private companies.

Michael D. Casey joined the Board in October 2010. Mr. Casey is currently retired. Mr. Casey has served on the Board of Directors of Celgene Corporation (NASDAQ: CELG) since 2002. From September 1997 to February 2002, Mr. Casey served as the Chairman, President, Chief Executive Officer and a director of Matrix Pharmaceutical, Inc. From November 1995 to September 1997, Mr. Casey was Executive Vice President at Schein Pharmaceutical, Inc. (NYSE: SHP). In December 1996, he was appointed President of the retail and specialty products division of Schein Pharmaceutical. From June 1993 to November 1995, he served as President and Chief Operating Officer of Genetic Therapy, Inc. Mr. Casey was President of McNeil Pharmaceutical (a unit of Johnson & Johnson) from 1989 to June 1993 and Vice President, Sales and Marketing for Ortho Pharmaceutical Corp. (a subsidiary of Johnson & Johnson) from 1985 to 1989. Mr. Casey previously served on the Board of Directors of AVI Biopharma, Inc (now known as Sarepta Therapeutics, Inc.) from 2006 to 2010, Allos Therapeutics, Inc. (NASDAQ: ALTH) from 2002 to 2010, Cholestech Corporation from 2001 to 2007, OrthoLogic Corporation (NASDAQ: OLGC) from 2004 to 2007, Sicor, Inc. (NASDAQ: SCRI) from 2002 to 2004, Bone Care International, Inc. (NASDAQ: BCII) from 2001 to 2005 and Durect Corp. (NASDAQ: DRRX) from 2004 to 2013. Mr. Casey was selected to serve as director because of his extensive industry knowledge and experience, including operational, leadership and board experience from his executive positions at pharmaceutical/biotechnology companies.

Henk J. Evenhuis joined the Board in November 2002. Mr. Evenhuis is currently retired. He served on the Board of Directors of Credence Systems Corporation (NASDAQ: CMOS), a semiconductor equipment manufacturer, from 1993 to 2008. Mr. Evenhuis served as Executive Vice President and Chief Financial Officer of Fair Isaac Corporation (NYSE: FIC), a global provider of analytic software products to the financial services, insurance and health care industries from October 1999 to October 2002. From 1987 to 1998, he was Executive Vice President and Chief Financial Officer of Lam Research Corporation (NASDAQ: LRCX), a semiconductor equipment manufacturer. Mr. Evenhuis was selected as a director because of his financial expertise and prior senior leadership experience as a Chief Financial Officer at global technology companies, as well as his experience serving on the boards of various public companies, which provides a strong foundation to serve as Chairman of the Audit Committee.

Prithipal Singh, Ph.D. joined the Board in June 1992. Dr. Singh is currently retired. Prior to retiring, Dr. Singh was the Founder, Chairman and Chief Executive Officer of ChemTrak Inc. (Pink Sheets: CMTR), a manufacturer of medical diagnostic equipment, from 1988 to 1998. Prior to this, Dr. Singh was an Executive Vice President of Idetec Corporation, an animal health care company, from 1985 to 1988 and a Vice President of Syva Corporation, a diagnostic company, from 1977 to 1985. Dr. Singh was selected as a director because of his insight and experience with biotechnology companies through his prior executive leadership and management positions.

Kenneth P. Aron, Ph.D. has served as our Chief Technology Officer since April 2008. Dr. Aron joined us in February 2000 as Vice President of Research and Development. From April 1998 to November 1999, Dr. Aron was Vice President of Engineering and Technology of Incyte Pharmaceuticals (NASDAQ: INCY), a genomic information company. From April 1996 to April 1998, Dr. Aron was Vice President of Research, Development and Engineering for Cardiogenesis Corporation (NASDAQ: CGCP), a manufacturer of laser-based cardiology surgical products.

Achim Henkel has served as the Managing Director of our subsidiary, Abaxis Europe GmbH, since its incorporation in 2008. Mr. Henkel joined us in January 1998 as a consultant to build a European distribution network. From January 2000 to June 2008, Mr. Henkel served as our Sales and Marketing Manager for Europe, the Middle East and Africa. From October 1996 to December 1997, Mr. Henkel was a self-employed consultant to several companies. From January 1988 to September 1996, Mr. Henkel held a number of positions with Syva Diagnostics Germany, including as National Sales Manager from 1991 until Syva was acquired by a subsidiary of Hoechst AG in 1995. From 1982 to 1987, Mr. Henkel was regional sales manager for Hoechst AG, a German pharmaceutical company.

Vladimir E. Ostoich, Ph.D., one of our co-founders, was the Vice President of Government Affairs and Vice President of Marketing for the Pacific Rim from 2004 through his resignation on September 30, 2014. Dr. Ostoich has served as Vice President in various capacities at Abaxis since our inception, including as Vice President of Research and Development, Senior Vice President of Research and Development, Vice President of Engineering and Instrument Manufacturing and Vice President of Marketing and Sales for the United States and Canada.

Alberto R. Santa Ines has served as our Chief Financial Officer and Vice President of Finance since April 2002. Mr. Santa Ines joined us in February 2000 as Finance Manager and was promoted to Interim Chief Financial Officer and Director of Finance in April 2001 and to his current position in April 2002. From March 1998 to January 2000, Mr. Santa Ines was a self-employed consultant to several companies. From August 1997 to March 1998, Mr. Santa Ines was the Controller of Unisil (Pink Sheets: USIL), a semiconductor company. From April 1994 to August 1997, he was a Senior Finance Manager at Lam Research Corporation (NASDAQ: LRCX), a semiconductor equipment manufacturer.

Craig M. Tockman, DVM has served as our Vice President of Animal Health Sales and Marketing for North America since April 2014. Dr. Tockman joined us in June 2006 as Director of Professional Services and was promoted to Director of Field Operations in October 2013. From 2003 to 2006, Dr. Tockman served on Abaxis’ Advisory Board since he joined in 2003 as a founding member.

Donald P. Wood has served as our Chief Operating Officer since April 2014. Mr. Wood joined us in October 2007 as Vice President of Operations and has also served as Chief Operations Officer from April 2009 to April 2014. From April 2003 to September 2007, Mr. Wood was the Vice President of Operations of Cholestech Corporation, a medical products manufacturing company that was subsequently acquired by Inverness Medical Innovations, Inc. in September 2007. From July 2001 to March 2003, Mr. Wood served as Vice President of Bone Health, a business unit of Quidel Corporation, a manufacturing and marketer of point-of-care diagnostics, and was responsible for Bone Health Product Operations, Device Research and Development, and Sales and Marketing. He also served as Quidel’s Vice President of Ultrasound Operations from August 1999 to July 2001. Prior to joining Quidel, Mr. Wood was the Director of Ultrasound Operations for Metra Biosystems Inc., a developer and manufacturing company of point-of-care products for osteoporosis, from July 1998 to August 1999 prior to Quidel’s acquisition of Metra Biosystems Inc.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under The NASDAQ Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that each of the following persons are independent within the meaning of the applicable NASDAQ listing standards: Mr. Altman, Dr. Bastiani, Mr. Casey, Mr. Evenhuis and Dr. Singh. In making this determination, the Board found that none of these current directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. Severson, the Company’s President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company. There are no family relationships among any of the Company’s directors or officers.

Board Leadership Structure

The Board is currently chaired by Mr. Severson, the Company’s President and Chief Executive Officer. The Company believes that combining the positions of Chief Executive Officer and Chairman of the Board helps to ensure that the Board and management act with a common purpose. In the Company’s view, separating the positions of Chief Executive Officer and Chairman has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken the Company’s ability to develop and implement strategy. Instead, the Company believes that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute the Company’s strategic initiatives and business plans. In addition, the Company believes that a combined Chief Executive Officer/Chairman is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. The Company also believes that it is advantageous to have a Chairman with an extensive history with and knowledge of the Company, as is the case with Mr. Severson, who has served as the Company’s President, Chief Executive Officer and a director since June 1996. The Company believes that maintaining independence of the Board as a whole is important to ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, each of the Company’s directors, other than Mr. Severson, is independent. In April 2014, the Company designated Mr. Altman as its lead independent director. As lead independent director, Mr. Altman presides over periodic meetings of the Company’s independent directors, serves as a liaison between the Company’s Chairman and the independent directors and performs such additional duties as the Board may otherwise determine and delegate to him.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of the Company’s risk management process. Management is responsible for identifying risk and risk controls related to business activities. The Board implements its risk oversight responsibilities by having management provide periodic briefing and informational sessions on the significant voluntary and involuntary risks that the Company faces, and how the Company is seeking to control such risks. The Board administers this oversight function directly through the Board as a whole, as well as through various Board committees that address risks inherent in their respective areas of oversight.

Meetings of the Board of Directors

The Board met five times during the fiscal year ended March 31, 2014. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member.

As required under applicable NASDAQ listing standards, in fiscal 2014, the Company’s independent directors met four times in regularly scheduled executive sessions at which only independent directors were present.

Information regarding Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2014 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Clinton H. Severson	—	—	—
Vernon E. Altman	X	—	X
Michael D. Casey	X	X	X
Richard J. Bastiani, Ph.D.	X	X*	X
Henk J. Evenhuis	X*	—	X
Prithipal Singh, Ph.D.	X	X	X*
Total meetings in fiscal 2014(1)	5	3	2

*	Committee Chairperson
(1)	In addition, the Compensation Committee and Nominating and Corporate Governance Committee meet in the context of meetings of the full Board, as described below.

Below is a description of each committee of the Board. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee is currently composed of five directors: Mr. Evenhuis, Mr. Altman, Dr. Bastiani, Mr. Casey and Dr. Singh. Mr. Evenhuis serves as Chairman of the Audit Committee. For additional information about the Audit Committee, see “Report of the Audit Committee of the Board of Directors” below. The Audit Committee has adopted a written charter that is available to shareholders in the Investor Relations section of the Company’s website at http://www.abaxis.com.

The Board annually reviews the NASDAQ Stock Market, or NASDAQ, listing standards definition of independence for Audit Committee members and has determined that all members of the Audit Committee are independent (based on the requirements for independence set forth in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards). Securities and Exchange Commission (“SEC”), regulations require the Company to disclose whether a director qualifying as an “audit committee financial expert” serves on the Audit Committee. The Board has determined that Mr. Evenhuis qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Evenhuis’ level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.

The Audit Committee reviews and monitors the Company’s corporate financial reporting and external audits, including, among other things, the Company’s control functions, the results and scope of the annual audit and other services provided by the independent registered public accountants and the Company’s compliance with legal matters that have a significant impact on its financial reports. Among other things, the Audit Committee:

•	evaluates the performance of and assesses the qualifications of the independent auditors;

•	determines and approves the engagement of the independent auditors;

•	determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

•	reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law;

•	reviews and approves transactions between the company and any related persons;

•	confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting;

•	establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Report of the Audit Committee of the Board of Directors1

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. In the fiscal year ended March 31, 2014, Burr Pilger Mayer, Inc. was responsible for expressing an opinion as to the conformity of the Company’s audited financial statements with generally accepted accounting principles. Burr Pilger Mayer, Inc. has acted in such capacity since its appointment on August 25, 2005.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2014 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has met with Burr Pilger Mayer, Inc., with and without management present, to discuss the overall scope and results of Burr Pilger Mayer, Inc.’s audit and review procedures, and the overall quality of its financial reporting. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the review and discussions referred to above, the Audit Committee has recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014.

THE AUDIT COMMITTEE

Henk J. Evenhuis, Chairman
Vernon E. Altman
Richard J. Bastiani, Ph.D.
Michael D. Casey
Prithipal Singh, Ph.D.

1 The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is currently composed of three directors: Dr. Bastiani, Mr. Casey and Dr. Singh. Dr. Bastiani serves as Chairman of the Compensation Committee. All current members of the Compensation Committee are non-employee members of the Board and are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). From time to time, the Compensation Committee meets jointly with the Board and although we consider these joint meetings as Compensation Committee meetings as well as Board meetings, the directors are not compensated for these Compensation Committee meetings as separate meetings. The Compensation Committee has adopted a written charter that is available to shareholders in the Investor Relations section of the Company’s website at http://www.abaxis.com. For additional information about the Compensation Committee, see “Compensation Committee Report” and “Compensation Discussion and Analysis.”

The Compensation Committee reviews and makes recommendations to the Board regarding the Company’s compensation strategy, policies, plans and programs and all forms of compensation to be provided to the Company’s executive officers and directors, including among other things:

•	development or review and approval of corporate and individual performance objectives relevant to the compensation of the Company’s Chief Executive Officer and evaluation of performance in light of these stated objectives;

•	review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s Chief Executive Officer and the other executive officers; and

•	development or review and approval of incentive-based or equity-based compensation plans in which the Company’s executive officers and employees participate.

The Compensation Committee also reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an executive officer or employee of the Company. None of the Company’s executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or board of directors of any other entity that has one or more executive officers serving as a member of the Board or Compensation Committee.

Compensation Committee Report2

The Compensation Committee has reviewed and discussed with management the disclosures in the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement.

THE COMPENSATION COMMITTEE

Richard J. Bastiani, Ph.D., Chair
Michael D. Casey
Prithipal Singh, Ph.D.

2 The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently composed of five directors: Dr. Singh, Mr. Altman, Dr. Bastiani, Mr. Casey and Mr. Evenhuis. Dr. Singh serves as Chairman of the Nominating and Corporate Governance Committee. Each of the members of the Nominating and Corporate Governance Committee is independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). From time to time, the Nominating and Corporate Governance Committee meets jointly with the Board and although we consider these joint meetings as Nominating and Corporate Governance Committee meetings as well as Board meetings, the directors are not compensated for these Nominating and Corporate Governance Committee meetings as separate meetings. As part of its duties, the Nominating and Corporate Governance Committee conducts periodic self-assessments of the Board and recommends the slate of directors to be nominated for election each year. The Nominating and Corporate Governance Committee has adopted a written charter that is available to shareholders in the Investor Relations section of the Company’s website at http://www.abaxis.com.

The Nominating and Corporate Governance Committee reviews the results of evaluations of the Board and its committees, and the needs of the Board for various skills, experience, expected contributions and other characteristics, and the optimal size of the Board in light of these needs, in determining the director candidates to be nominated at the annual meeting. The Nominating and Corporate Governance Committee will evaluate candidates for directors, including incumbent directors and candidates proposed by directors, shareholders or management, in light of the Nominating and Corporate Governance Committee’s views of the current needs of the Board for certain skills, experience or other characteristics, the candidate’s background, skills, experience, other characteristics and expected contributions and the qualification standards, if any, established by the Nominating and Corporate Governance Committee. If the Nominating and Corporate Governance Committee believes that the Board requires additional candidates for nomination, the Nominating and Corporate Governance Committee may poll existing directors or management for suggestions for candidates and may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee. In making the determinations regarding nominations of directors, the Nominating and Corporate Governance Committee may take into account the benefits of diverse viewpoints as well as the benefits of a constructive working relationship among directors.

The Nominating and Corporate Governance Committee will consider director nominations made by shareholders in accordance with the requirements of the Company’s bylaws consistent with the procedures set forth in the bylaws. Any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if timely notice of such shareholder’s intent to make such nomination or nominations has been given in writing to the Secretary of the Company. To be timely, a shareholder nomination for a director to be elected at an annual meeting must be received at the Company’s principal executive offices not fewer than 120 calendar days in advance of the date that the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, or in the event of a nomination for director to be elected at a special meeting, notice by the shareholders to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the special meeting was mailed or such public disclosure was made. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board; and (e) the consent of each nominee to serve as a director of the Company if so elected. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem to be in the best interests of the Company and its shareholders.

The Nominating and Corporate Governance Committee does not have a policy regarding diversity. Diversity is one of a number of factors that the committee takes into account in identifying nominees, and the committee believes that it is essential that Board members represent diverse viewpoints.

Shareholder Communications with the Board of Directors

Shareholders may communicate with the Board or any of our directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Chairman of the Board
or Board of Directors
or any individual director
c/o Mr. Alberto R. Santa Ines, Chief Financial Officer and Secretary
3240 Whipple Road
Union City, CA 94587
Fax: 510-441-6151 or
Email Address: investors@abaxis.com

The Compliance Officer shall maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Compliance Officer in consultation with the Company’s legal counsel. The Board or individual directors so addressed shall be advised of any communication withheld for safety or security reasons as soon as practicable. The Compliance Officer shall relay all communications to directors absent safety or security issues.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of its executive officers, directors and employees, including without limitation its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Business Conduct and Ethics is available on the Company’s website at www.abaxis.com under “Investor Relations” at “Corporate Governance.” The Company intends to disclose any amendment to, or waiver of, any provision of the Code of Business Conduct and Ethics by disclosing such information on its website, to the extent required by the applicable rules and exchange requirements.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, the Company’s shareholders are now entitled to vote whether to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers and the philosophy, policies and practices described in this proxy statement.

The compensation of our Named Executive Officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. We believe that our executive compensation program is appropriately designed, reasonable relative to the executive compensation programs of our Compensation Peer Group companies and responsible in that it reflects a pay-for-performance philosophy without encouraging our executives to assume excessive risks. Our Compensation Committee believes that our long-term success depends largely on the talents of our employees and, to that end, has designed our compensation program to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.

The Compensation Committee believes the Company’s executive compensation program reflects a strong pay-for-performance philosophy and is well-aligned with the long-term interests of shareholders.

Below are some of the highlights of our compensation program for our Named Executive Officers:

•	Strong Pay-for-Performance Principles. Approximately 85% of our Named Executive Officers’ total direct compensation opportunity during fiscal 2014 was at risk in the form of an annual cash incentive bonus opportunity and a restricted stock unit award. A substantial portion (over 50%) of the total potential cash compensation our Named Executive Officers can earn is variable and tied to clear performance goals – net sales and pre-tax income – that are designed to correlate closely with the creation of long-term shareholder value. Because the company’s annual performance goals were not met for fiscal 2014 and only the quarterly performance goals were met for the first and second quarters of fiscal 2014, bonuses were earned at 30% of target for the first quarter and at 25% of target for the second quarter and no bonuses were awarded in the third and fourth quarters of fiscal 2014, resulting in the total annual bonuses for fiscal 2014 being earned at only 11% of the target bonus opportunities for our Named Executive Officers.

•	Performance-Based Vesting Equity Program. Under our performance-based vesting equity program, a portion of the stock awards that our Compensation Committee granted our Named Executive Officers vest only if certain financial and/or operating goals are achieved. Starting in fiscal 2013, the restricted stock unit awards granted to our Named Executive Officers were divided roughly equally between time-based vesting awards and performance-based vesting awards. In fiscal 2014, the Compensation Committee increased the percentage of performance-based restricted stock units granted to our Chief Executive Officer from 50% to 65% and from 50% to 64% to our other Named Executive Officers to further align compensation with corporate performance and shareholder value. In addition, in fiscal 2014, restricted stock units with performance-based vesting did not vest and were forfeited as performance criteria were not achieved.

•	Time-Based Restricted Stock Units Designed for Retention. The vesting of the time-based portion of the stock awards that our Compensation Committee granted our Named Executive Officers is heavily weighted toward longer term vesting to encourage retention, as follows: 5% after the first year of continuous employment, an additional 10% after the second year of continuous employment, an additional 15% after the third year of continuous employment and the remaining 70% after the fourth year of continuous employment.

•	Stock Ownership Guidelines and Pledging, Hedging and Clawback Policies. As further described under “Stock Ownership Guidelines” on page 46, we maintain stock ownership guidelines for our executives and directors. These guidelines require that executives and directors be meaningfully invested in the Company’s stock, and therefore be personally invested in the Company’s performance to ensure strong alignment with shareholder interests. We have had a long-standing written policy against executive officers engaging in short sales, short-term trading, short-term or speculative transactions giving the officer the ability to profit from a decline in our stock price, transactions involving derivative securities relating to our common stock, such as trades in puts or calls, and hedging transactions. In January 2014, we adopted a compensation clawback policy that includes, among other things, provisions permitting our board to require officers to repay to us certain amounts in the event of a restatement of our financial statements due to material noncompliance with any financial reporting requirement.

•
No Excessive Perquisites. We do not provide personal lifestyle perquisites, such as country club memberships, vacation units, personal use of aircraft, personal entertainment accounts, or similar perquisites, nor do we provide tax-gross ups for any executive perquisites.

•	No Repricing Without Shareholder Approval. Our equity plan expressly prohibits any type of repricing of underwater stock options held by executives or other employees without shareholder approval and, historically, we have not repriced any stock options.

•	Strong Support for 2013 Say-on-Pay Proposal. At our annual meeting of shareholders in 2013, approximately 95% of the votes cast on the say-on-pay proposal supported the proposal. While this vote was advisory only, our Compensation Committee has considered the results of the vote in the context of our overall compensation philosophy, policies and decisions. Our Compensation Committee believes that this 2013 shareholder vote strongly endorsed our compensation philosophy and the decisions we made for fiscal 2014. We believe performance-based equity is a best practice and contributes to our goal of heavily weighting executive compensation toward performance-based compensation and therefore our Compensation Committee increased the percentage of equity award that vest based on achieving performance criteria for fiscal 2014.

Accordingly, the Board is asking the shareholders to indicate their support for the compensation of the Company’s Named Executive Officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the shareholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Vote Required and Recommendation of the Board of Directors

Advisory approval of this proposal requires the vote of the holders of a (i) majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting and (ii) a majority of the shares required to constitute the quorum.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the annual meeting (which shares voting affirmatively also constitute a majority of the required quorum) will be required to approve on an advisory basis the compensation of the Company’s Named Executive Officers. Abstentions and broker non-votes will have no effect, except that they will be treated as “Against” votes for purposes of determining that the affirmative votes constitute a majority of the required quorum.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

APPROVAL OF 2014 EQUITY INCENTIVE PLAN

We are asking our shareholders to approve the Abaxis, Inc. 2014 Equity Incentive Plan (the “2014 Plan”) at the 2014 Annual Meeting of Shareholders. The 2014 Plan was approved by the Board on July 23, 2014, subject to approval by our shareholders.

Why we are Asking our Shareholders to Approve the 2014 Plan

We currently maintain the Abaxis, Inc. 2005 Equity Incentive Plan, as amended (the “2005 Plan”) to grant restricted stock units and other stock awards in order to provide long-term incentives to our employees, directors and consultants. Our 2005 Plan is scheduled to terminate in 2015 and therefore the Board recently considered whether to seek approval to extend the term of the 2005 Plan or to seek approval for a successor plan. The Board decided to adopt and seek approval for the 2014 Plan as the successor to and continuation of the 2005 Plan because it wanted to update the plan provisions to conform with current market practices.

Approval of the 2014 Plan by our shareholders will allow us to continue to grant restricted stock unit and other awards at levels determined appropriate by our Compensation Committee or the Board. The 2014 Plan will also allow us to continue to utilize a broad array of equity incentives and performance cash incentives in order to secure and retain the services of our employees, directors and consultants, and to provide long-term incentives that align the interests of our employees, directors and consultants with the interests of our shareholders.

We are not seeking approval of any additional shares to be reserved for such grants as part of the approval of the 2014 Plan. If this Proposal 3 is approved by our shareholders, the aggregate number of shares of our common stock that may be issued under the 2014 Plan will not exceed the sum of (i) the number of unallocated shares remaining available for grant under the 2005 Plan as of the effective date of the 2014 Plan, and (ii) certain shares subject to outstanding awards granted under the 2005 Plan and our 1998 Stock Option Plan (together, the “Prior Plans”) that may become available for grant under the 2014 Plan (as further described in the summary below). Therefore, approval of the 2014 Plan by our shareholders will not result in any additional shareholder dilution or other value transfer.

Approval of the 2014 Plan by our shareholders will also constitute approval of terms and conditions set forth therein that will permit us to grant stock options and performance-based stock and cash awards under the 2014 Plan that may qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”). Section 162(m) of the Code disallows a deduction to any publicly held corporation and its affiliates for certain compensation paid to “covered employees” in a taxable year to the extent that compensation to a covered employee exceeds $1 million. However, some kinds of compensation, including qualified “performance-based compensation,” are not subject to this deduction limitation. For compensation awarded under a plan to qualify as “performance-based compensation” under Section 162(m) of the Code, among other things, the following terms must be disclosed to and approved by the shareholders before the compensation is paid: (i) a description of the employees eligible to receive such awards; (ii) a per-person limit on the number of shares subject to stock options and performance-based stock awards, and the amount of cash subject to performance-based cash awards, that may be granted to any employee under the plan in any year; and (iii) a description of the business criteria upon which the performance goals for performance-based awards may be granted (or become vested or exercisable). Accordingly, we are requesting that our shareholders approve the 2014 Plan, which includes terms regarding eligibility for awards and for awards intended to be deductible under Section 162(m) of the Code, annual per-person limits and the business criteria for performance-based awards granted under the 2014 Plan (as described in the summary below).

We believe it is in the best interests of Abaxis and our shareholders to preserve the ability to grant “performance-based compensation” under Section 162(m) of the Code. However, in certain circumstances, we may determine to grant compensation to covered employees that will not qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as “performance-based compensation” for purposes of Section 162(m) of the Code, we cannot guarantee that such compensation ultimately will be deductible by us.

Information Regarding our Equity Incentive Program

The following table provides certain additional information regarding our equity incentive program.

As of March 31, 2014
Total number of shares of common stock subject to outstanding stock options	2,283
Total number of shares of common stock subject to outstanding full value awards (the only type of full value awards outstanding are restricted stock units)	887,095
Weighted-average exercise price per share of outstanding stock options	$13.24
Weighted-average remaining term of outstanding stock options (in years)	0.81
Total number of shares of common stock available for grant under all equity incentive plans (the 2005 Plan is the only plan under which there are shares of common stock available for grant)	1,018,375

The following table provides detailed information regarding the activity related to our equity incentive plans for fiscal year 2014.

Fiscal Year 2014
Total number of shares of common stock subject to stock options granted	0
Total number of shares of common stock subject to full value awards granted (restricted stock units)	303,700
Total number of shares of common stock subject to stock options cancelled	0
Total number of shares of common stock subject to full value awards cancelled (restricted stock units)	101,450
Common stock outstanding at end of fiscal year	22,308,094

The 2014 Plan Combines Compensation and Governance Best Practices

We have structured the 2014 Plan to include provisions that are designed to protect our shareholders’ interests and to reflect corporate governance best practices including:

•	Flexibility in designing equity compensation scheme. The 2014 Plan allows us to provide a broad array of equity incentives, including stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards and performance-based cash awards. By providing this flexibility we can quickly and effectively react to trends in compensation practices and continue to offer competitive compensation arrangements to attract and retain the talent necessary for the success of our business.

•	Broad-based eligibility for equity awards. We grant equity awards to a significant number of our employees. By doing so, we tie our employees’ interests with shareholder interests and motivate our employees to act as owners of the business.

•	Repricing is not allowed. The 2014 Plan prohibits the repricing of outstanding stock options and stock appreciation rights and the cancellation of any outstanding stock options or stock appreciation rights that have an exercise or strike price greater than the then-current fair market value of our common stock in exchange for cash or other awards under the 2014 Plan without prior shareholder approval.

•	Shareholder approval is required for additional shares. The 2014 Plan does not contain an annual “evergreen” provision. The 2014 Plan authorizes a fixed number of shares, so that shareholder approval is required to issue any additional shares, allowing our shareholder to have direct input on our equity compensation programs.

•	No automatic single-trigger vesting provisions. The 2014 Plan does not contain terms that provide for the automatic vesting acceleration of all awards upon a change in control transaction.

•	No liberal change in control provisions. The definition of change in control in the 2014 Plan requires the consummation of an actual transaction so that no vesting acceleration benefits may occur without an actual change in control transaction occurring.

•	Submission of 2014 Plan amendments to shareholders. The 2014 Plan requires shareholder approval for material amendments, including as noted above, any increase in the number of shares reserved for issuance under the 2014 Plan.

As of the record date there were 22,523,438 shares of our common stock outstanding and the per-share closing price of our common stock as reported on NASDAQ Global Select Market was $50.64.

Description of the 2014 Equity Incentive Plan

The material features of the 2014 Plan are outlined below. The following description of the 2014 Plan is a summary only and is qualified in its entirety by reference to the complete text of the 2014 Plan. Shareholders are urged to read the actual text of the 2014 Plan in its entirety, which is appended to this Proxy Statement as Appendix A.

Purpose

The 2014 Plan is designed to secure and retain the services of our employees, directors and consultants, provide incentives for our employees, directors and consultants to exert maximum efforts for the success of the Company and its affiliates, and provide a means by which our employees, directors and consultants may be given an opportunity to benefit from increases in the value of our common stock.

Successor to and Continuation of Prior Plan

If this Proposal 3 is approved by our shareholders, the 2014 Plan will become effective as of the date of the 2014 Annual Meeting of Shareholders and no additional stock awards will be granted under the 2005 Plan (although outstanding stock awards granted under the 2005 Plan will continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the 2005 Plan). In the event that our shareholders do not approve this Proposal 3, the 2014 Plan will not become effective and the 2005 Plan will continue to be effective in accordance with its terms until its termination date.

Types of Awards

The terms of the 2014 Plan provide for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards, and performance awards that may be settled in cash, stock, or other property.

Shares Available for Awards

Subject to adjustment for certain changes in our capitalization, the aggregate number of shares of our common stock that may be issued under the 2014 Plan (the “Share Reserve”) will not exceed the sum of (i) the number of shares remaining available for issuance pursuant to the exercise of options or issuance or settlement of stock awards that have not previously been granted under the 2005 Plan, as of the effective date of the 2014 Plan (the “2005 Plan’s Available Reserve”) and (ii) any Returning Shares (as defined below), as such shares become available from time to time. Because the Share Reserve consists of the size of the 2005 Plan’s Available Reserve and the Returning Shares as of the effective date of the 2014 Plan, the precise number of shares available as the Share Reserve will not be known until the effective date of the 2014 Plan; however, the Share Reserve will not exceed 1,712,409 shares, which is the number of shares that the Share Reserve would consist of if the 2014 Plan became effective as of September 11, 2014.

The “Returning Shares” are shares subject to outstanding stock awards granted under the Prior Plans that, from and after the effective date of the 2014 Plan, (i) expire or terminate for any reason prior to exercise or settlement, (ii) are forfeited, cancelled or otherwise returned to us because of the failure to meet a contingency or condition required for the vesting of such shares, or (iii) are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with a stock award or to satisfy the purchase price or exercise price of a stock award.

The number of shares of our common stock available for issuance under the 2014 Plan will be reduced by one share for each share of common stock issued pursuant to a stock award. If (i) any shares of common stock subject to a stock award are not issued because the stock award expires or otherwise terminates without all of the shares covered by the stock award having been issued or is settled in cash, (ii) any shares of common stock issued pursuant to a stock award are forfeited back to or repurchased by us because of the failure to meet a contingency or condition required for the vesting of such shares, or (iii) any shares of common stock are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with the award, such shares will again become available for issuance under the 2014 Plan.

Eligibility

All of our employees, non-employee directors and consultants as of September 11, 2014 are eligible to participate in the 2014 Plan and may receive all types of awards other than incentive stock options. As of September 11, 2014, we had approximately 535 employees, including seven executive officers, and we had five non-employee directors and 50 consultants who would be eligible to receive awards under the 2014 Plan.

Section 162(m) Limits

Under the 2014 Plan, subject to adjustment for certain changes in our capitalization, no participant will be eligible to be granted during any calendar year more than:

•	a maximum of 100,000 shares of our common stock subject to stock options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the fair market value of our common stock on the date of grant (collectively “appreciation awards”); provided, however, that if any additional appreciation award is granted to any participant during a calendar year, compensation attributable to the exercise of such an appreciation award will not satisfy the requirements to be considered “qualified performance-based compensation” under Section 162(m) of the Code unless such additional appreciation award is approved by our shareholders;

•	a maximum of 500,000 shares of our common stock under performance stock awards; and

•	a maximum of $5,000,000 under performance cash awards.

These limits are designed to allow us to grant awards that are intended to be exempt from the $1 million limitation on the income tax deductibility of compensation paid per covered employee imposed by Section 162(m) of the Code.

Administration

The 2014 Plan will be administered by the Board, which may in turn delegate authority to administer the 2014 Plan to a committee. The Board has delegated concurrent authority to administer the 2014 Plan to our Compensation Committee, but may, at any time, revest in itself some or all of the power previously delegated to our Compensation Committee. Each of the Board and the Compensation Committee is considered to be a Plan Administrator for purposes of this Proposal 3. Subject to the terms of the 2014 Plan, the Plan Administrator may determine the recipients, the numbers and types of awards to be granted, and the terms and conditions of awards granted under the 2014 Plan, including the period of their exercisability and vesting. The Plan Administrator also has the authority to provide for accelerated exercisability and vesting of awards. Subject to the limitations set forth below, the Plan Administrator also determines the fair market value applicable to a stock award and the exercise or strike price of stock options and stock appreciation rights granted under the 2014 Plan.

Repricing; Cancellation and Re-Grant of Stock Awards

Under the 2014 Plan, the Plan Administrator does not have the authority to reprice any outstanding stock option or stock appreciation right by reducing the exercise, purchase or strike price of the stock option or stock appreciation right or to cancel any outstanding stock option or stock appreciation right that has an exercise or strike price greater than the then-current fair market value of our common stock in exchange for cash or other stock awards without obtaining the approval of our shareholders within 12 months prior to the repricing or cancellation and re-grant event.

Restricted Stock Unit Awards

The Company currently grants stock awards in the form of restricted stock unit awards under the 2005 Plan and the current intention of the Board and the Compensation Committee is to continue this practice by granting restricted stock unit awards under the 2014 Plan, if approved by our shareholders. Accordingly, the 2014 Plan continues to allow for the grant of restricted stock units, whose terms are described in this section, and in addition allows for the grant of various other types of awards, whose terms are described below.

Restricted stock unit awards may be granted under the 2014 Plan pursuant to restricted stock unit award agreements. Payment of any purchase price may be made in any form of legal consideration acceptable to the Plan Administrator. A restricted stock unit award may be settled by the delivery of shares of our common stock, in cash, in a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the restricted stock unit award agreement. Under the 2014 Plan, dividend equivalents may be credited in respect of shares of our common stock covered by a restricted stock unit award. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by the Plan Administrator. Except as otherwise provided in a participant’s restricted stock unit award agreement, restricted stock units that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Stock Options

Stock options may be granted under the 2014 Plan pursuant to stock option agreements. The 2014 Plan permits the grant of stock options that are intended to qualify as incentive stock options (“ISOs”) and nonstatutory stock options (“NSOs”).

The exercise price of an NSO may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant. The exercise price of an ISO may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant and, in some cases (see “Limitations on Incentive Stock Options” below), may not be less than 110% of such fair market value.

The term of stock options granted under the 2014 Plan may not exceed ten years and, in some cases (see “Limitations on Incentive Stock Options” below), may not exceed five years. Except as otherwise provided in a participant’s stock option agreement or other agreement with us or one of our affiliates, if a participant’s service relationship with us or any of our affiliates (referred to in this Proposal 3 as “continuous service”) terminates (other than upon the participant’s disability or death and other than for cause), the participant may exercise any vested stock options for up to three months following the participant’s termination of continuous service. Except as otherwise provided in a participant’s stock option agreement or other agreement with us or one of our affiliates, if a participant’s continuous service terminates due to the participant’s disability or death (or the participant dies within a certain period, if any, following termination of continuous service), the participant, or his or her beneficiary, as applicable, may exercise any vested stock options for up to 12 months following the participant’s termination due to the participant’s disability or for up to 18 months following the participant’s death. Except as explicitly provided otherwise in a participant’s stock option agreement or other agreement with us or one of our affiliates, if a participant’s continuous service is terminated for cause (as defined in the 2014 Plan), all stock options held by the participant will terminate upon the participant’s termination of continuous service and the participant will be prohibited from exercising any stock option from and after such termination date. Under the 2014 Plan, the term of a stock option may be extended if the exercise of the stock option following the participant’s termination of continuous service (other than upon the participant’s disability or death and other than for cause) would be prohibited by applicable securities laws or the sale of any common stock received upon exercise of the stock option following the participant’s termination of continuous service (other than for cause) would violate our insider trading policy. In no event, however, may a stock option be exercised after its original expiration date.

Acceptable forms of consideration for the purchase of our common stock pursuant to the exercise of a stock option under the 2014 Plan will be determined by the Plan Administrator and may include payment: (i) by cash, check, bank draft or money order payable to us; (ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; (iii) by delivery to us of shares of common stock (either by actual delivery or attestation); (iv) by a net exercise arrangement (for NSOs only); or (v) in other legal consideration approved by the Plan Administrator.

Stock options granted under the 2014 Plan may become exercisable in cumulative increments, or “vest,” as determined by the Plan Administrator at the rate specified in the stock option agreement. Shares covered by different stock options granted under the 2014 Plan may be subject to different vesting schedules as the Plan Administrator may determine.

The Plan Administrator may impose limitations on the transferability of stock options granted under the 2014 Plan in its discretion. Generally, a participant may not transfer a stock option granted under the 2014 Plan other than by will or the laws of descent and distribution or, subject to approval by the Plan Administrator, pursuant to a domestic relations order or an official marital settlement agreement. However, the Plan Administrator may permit transfer of a stock option in a manner consistent with applicable tax and securities laws. In addition, subject to approval by the Plan Administrator, a participant may designate a beneficiary who may exercise the stock option following the participant’s death.

Limitations on Incentive Stock Options

The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by a participant during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit or otherwise fail to qualify as ISOs are treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

•	the exercise price of the ISO must be at least 110% of the fair market value of the common stock subject to the ISO on the date of grant; and

•	the term of the ISO must not exceed five years from the date of grant.

Subject to adjustment for certain changes in our capitalization, the aggregate maximum number of shares of our common stock that may be issued pursuant to the exercise of ISOs under the 2014 Plan is the size of the Share Reserve, which number will not exceed 1,712,409 shares.

Restricted Stock Awards

Restricted stock awards may be granted under the 2014 Plan pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for cash, check, bank draft or money order payable to us, the participant’s services performed for us or any of our affiliates, or any other form of legal consideration acceptable to the Plan Administrator. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture to us in accordance with a vesting schedule to be determined by the Plan Administrator. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement. Upon a participant’s termination of continuous service for any reason, any shares subject to restricted stock awards held by the participant that have not vested as of such termination date may be forfeited to or repurchased by us.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2014 Plan pursuant to stock appreciation right agreements. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will be determined by the Plan Administrator, but will in no event be less than 100% of the fair market value of the common stock subject to the stock appreciation right on the date of grant. The Plan Administrator may also impose restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. The appreciation distribution payable upon exercise of a stock appreciation right may be paid in shares of our common stock, in cash, in a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the stock appreciation right agreement. Stock appreciation rights will be subject to the same conditions upon termination of continuous service and restrictions on transfer as stock options under the 2014 Plan.

Performance Awards

The 2014 Plan allows us to grant performance stock and cash awards that may qualify as performance-based compensation that is not subject to the $1 million limitation on the income tax deductibility of compensation paid per covered employee imposed by Section 162(m) of the Code.

A performance stock award is a stock award that is payable (including that may be granted, may vest, or may be exercised) contingent upon the achievement of pre-determined performance goals during a performance period. A performance stock award may require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by our Compensation Committee, except that the Board also may make any such determinations to the extent that the award is not intended to comply with Section 162(m) of the Code. In addition, to the extent permitted by applicable law and the performance stock award agreement, the Plan Administrator may determine that cash may be used in payment of performance stock awards.

A performance cash award is a cash award that is payable contingent upon the achievement of pre-determined performance goals during a performance period. A performance cash award may require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by our Compensation Committee, except that the Board also may make any such determinations to the extent that the award is not intended to comply with Section 162(m) of the Code. The Plan Administrator may specify the form of payment of performance cash awards, which may be cash or other property, or may provide for a participant to have the option for his or her performance cash award, or such portion thereof as the Plan Administrator may specify, to be paid in whole or in part in cash or other property.

In granting a performance award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, our Compensation Committee will set a period of time, or a performance period, over which the attainment of one or more goals, or performance goals, will be measured. Within the time period prescribed by Section 162(m) of the Code (no later than the earlier of the 90th day of a performance period and the date on which 25% of the performance period has elapsed, and in any event at a time when the achievement of the performance goals remains substantially uncertain), our Compensation Committee will establish the performance goals, based upon one or more criteria, or performance criteria, enumerated in the 2014 Plan and described below. As soon as administratively practicable following the end of the performance period, our Compensation Committee will certify in writing whether the performance goals have been satisfied.

Performance goals under the 2014 Plan will be based on any one or more of the following performance criteria: (1) earnings (including earnings per share and net earnings); (2) earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation, amortization, legal settlements, other income (expense) and/or changes in deferred revenue; (3) total shareholder return; (4) return on equity or average shareholders’ equity; (5) return on assets, investment, or capital; (6) stock price; (7) margin (including gross margin and/or operating margin); (8) income (before or after taxes); (9) operating income (before or after taxes); (10) net income (before or after taxes); (11) pre-tax profit; (12) operating cash flow; (13) sales or revenue targets; (14) increases in revenue or product revenue; (15) expenses and cost reduction goals; (16) improvement in or attainment of working capital levels; (17) economic value added (or an equivalent metric); (18) balance of cash, cash equivalents and marketable securities; (19) free cash flow or cash flow; (20) market share; (21) operating cash flow; (22) cash flow per share; (23) share price performance; (24) daily average revenue trades; (25) asset gathering metrics; (26) number of customers; (27) customer satisfaction; (28) product development; (29) product quality; (30) debt reduction or debt levels; (31) implementation or completion of projects or processes (including, without limitation, regulatory filing submissions, regulatory filing acceptances, regulatory authority interactions, regulatory approvals and other regulatory milestones); (32) shareholders’ equity; (33) capital expenditures; (34) operating profit or net operating profit; (35) workforce diversity; (36) growth of net income or operating income; (37) billings; (38) bookings; (39) employee retention; (40) employee satisfaction; (41) budget management; (42) completion of a joint venture or other corporate transaction; (43) completion of identified special project; (44) overall effectiveness of management; (45) progress of internal research and development programs; (46) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); and (47) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Compensation Committee (or, if not required for compliance with Section 162(m) of the Code, the Board).

Performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Under the 2014 Plan, unless specified otherwise by our Compensation Committee (or, if not required for compliance with Section 162(m) of the Code, the Board) either (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the performance goals are established, our Compensation Committee (or, if not required for compliance with Section 162(m) of the Code, the Board) will appropriately make adjustments in the method of calculating the attainment of performance goals for a performance period: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; (12) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item; and (13) to exclude the effects of the timing of acceptance for review and/or approval of submissions to any regulatory body. In addition, our Compensation Committee (or, if not required for compliance with Section 162(m) of the Code, the Board) retains the discretion to reduce or eliminate the compensation or economic benefit due upon the attainment of any performance goals and to define the manner of calculating the performance criteria it selects to use for a performance period.

Other Stock Awards

Other forms of stock awards valued in whole or in part by reference to, or otherwise based on, our common stock may be granted either alone or in addition to other stock awards under the 2014 Plan. The Plan Administrator will have sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of our common stock to be granted and all other terms and conditions of such other stock awards.

Clawback Policy

Awards granted under the 2014 Plan will be subject to recoupment in accordance with any clawback policy that we have adopted as of the effective date of the 2014 Plan and any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Plan Administrator may impose other clawback, recovery or recoupment provisions in an award agreement as the Plan Administrator determines necessary or appropriate, including a reacquisition right in respect of previously acquired shares of our common stock or other cash or property upon the occurrence of cause.

Changes to Capital Structure

In the event of certain capitalization adjustments, the Plan Administrator will appropriately adjust: (i) the class(es) and maximum number of securities subject to the 2014 Plan; (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of ISOs; (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 162(m) limits; and (iv) the class(es) and number of securities and price per share of stock subject to outstanding stock awards.

Corporate Transactions and Change in Control

In the event of certain specified significant corporate transactions, including a change in control, unless otherwise provided in a participant’s award agreement or other written agreement with us or one of our affiliates, the Plan Administrator has the discretion to take any of the following actions with respect to stock awards:

•	arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;

•	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;

•	accelerate the vesting of the stock award, in whole or in part, and provide for its termination prior to the effective time of the corporate transaction;

•	arrange for the lapse, in whole or in part, of any reacquisition or repurchase right held by us;

•	cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised prior to the effective time of the corporate transaction, in exchange for such cash consideration, if any, as the Board may deem appropriate; or

•	make a payment equal to the excess of (a) the value of the property the participant would have received upon exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award.

The Plan Administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

The Plan Administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control.

Under the 2014 Plan, a corporate transaction is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 90% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Under the 2014 Plan, a change in control is generally (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which our shareholders cease to own more than 50% of the combined voting power of the surviving entity or its parent; (iii) when our shareholders or the Board approves a plan of complete dissolution or liquidation, or our complete dissolution or liquidation otherwise occurs, other than into a parent corporation; or (iv) a consummated sale, lease or exclusive license or other disposition of all or substantially all of our consolidated assets.

Plan Amendments and Termination

The Plan Administrator will have the authority to amend or terminate the 2014 Plan at any time. However, except as otherwise provided in the 2014 Plan or an award agreement, no amendment or termination of the 2014 Plan may impair a participant’s rights under his or her outstanding awards without the participant’s written consent. We will obtain shareholder approval of any amendment to the 2014 Plan as required by applicable law and listing requirements. No incentive stock options may be granted under the 2014 Plan after the tenth anniversary of the date the 2014 Plan was adopted by the Board.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to participants and us with respect to participation in the 2014 Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the 2014 Plan. The 2014 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.

Restricted Stock Unit Awards

Generally, the recipient of a restricted stock unit award structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. To conform to the requirements of Section 409A of the Code, the stock subject to a restricted stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the restricted stock unit award otherwise complies with or qualifies for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of an NSO if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by us or one of our affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options

The 2014 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss.

If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness and the provisions of Section 162(m) of the Code, and provided that either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

Generally, if a stock appreciation right is granted with an exercise price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

New Plan Benefits

Awards granted under the 2014 Plan to our executive officers, other employees and non-employee directors are discretionary and are not subject to set benefits or amounts under the terms of the 2014 Plan. Neither our Compensation Committee nor the Board have approved or granted any awards under the 2014 Plan subject to shareholder approval of this Proposal 3. Accordingly, the benefits or amounts that will be received by or allocated to our executive officers, other employees and non-employee directors under the 2014 Plan, as well as the benefits or amounts which would have been received by or allocated to our executive officers, other employees and non-employee directors for fiscal year 2014 if the 2014 Plan had been in effect, are not determinable.

2014 Equity Incentive Plan
Name and position	Number of shares subject to stock awards
Clinton H. Severson President, Chief Executive Officer and Chairman of the Board	-
Alberto R. Santa Ines Chief Financial Officer and Vice President of Finance	-
Kenneth P. Aron, Ph.D. Chief Technology Officer	-
Vladimir E. Ostoich, Ph.D. (1) Vice President of Government Affairs and Vice President of Marketing for the Pacific Rim	-
Donald P. Wood Chief Operating Officer	-
All current executive officers as a group	-
All current directors who are not executive officers as a group	-
All employees, including all current officers who are not executive officers, as a group	-

(1)	Dr. Ostoich will be retiring from his position as an executive officer on September 30, 2014.

Equity Compensation Plan Information

As of March 31, 2014, Abaxis had one equity incentive plan, the 2005 Plan, under which our equity securities are authorized for issuance to our employees, directors and consultants. The 2005 Plan was approved by our shareholders.

From time to time we issue warrants to purchase shares of our common stock to non-employees, such as service providers and purchasers of our preferred stock. As of March 31, 2014, there were warrants outstanding to purchase 30,000 shares of common stock.

The following table provides aggregate information as of March 31, 2014 regarding (i) outstanding options, unvested restricted stock units and shares reserved under our equity compensation plans and (ii) outstanding warrants to purchase our common stock.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by our shareholders:
2005 Equity Incentive Plan(2)	889,378	$ 13.24	(3)	1,018,000
Equity compensation plans not approved by our shareholders:
Warrants to purchase common stock(4)	30,000	$ 3.00		-
Total:	919,378	$ 3.72	(3)	1,018,000

(1)	The shares are available for award grant purposes under the 2005 Plan and exclude shares listed under the column “Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights.”

(2)	The 2005 Plan amended and restated the 1998 Stock Option Plan in October 2005. To date, share-based awards granted under the 2005 Plan include stock options and restricted stock units.

(3)	Excludes outstanding and unvested restricted stock unit awards, for which there is no exercise price.

(4)	Consists of warrants issued to K-State Veterinary Diagnostic Lab and Kansas State University Institute for Commercialization (formerly known as National Institute for Strategic Technology Acquisition and Commercialization) to purchase 30,000 shares of Abaxis common stock. The exercise price of the warrants issued is $3.00 per share and the warrants vest at a rate of 20% annually from their issuance date and have a term of five years, expiring in fiscal years 2016 through 2017. Of these warrants, 20,000 were exercised in June 2014.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the annual meeting (which shares voting affirmatively also constitute a majority of the required quorum) will be required to approve the 2014 Plan. Abstentions and broker non-votes will have no effect, except that they will be treated as “Against” votes for purposes of determining that the affirmative votes constitute a majority of the required quorum.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board (the “Audit Committee”) has selected Burr Pilger Mayer, Inc. (“BPM”) as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2015 and has further directed that management submit the selection for ratification by the shareholders at the Annual Meeting. BPM has audited the Company’s financial statements since its appointment on August 25, 2005. A representative of BPM is expected to be present at the Annual Meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require shareholder ratification of the selection of BPM as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of BPM to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Principal Accounting Fees and Services

For the fiscal years ended March 31, 2014 and 2013, our independent registered public accounting firm, BPM, billed the approximate fees set forth below. All fees included below were approved by the Audit Committee.

	Year Ended March 31,
	2014	2013
Audit Fees(1)	$692,000	$685,000
Audit-Related Fees(2)	27,000	26,000
Tax Fees	-	-
All Other Fees	-	-
Total All Fees	$719,000	$711,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of the Company’s financial statements and review of our quarterly financial statements, including attestation services related to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-related fees represent fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” In fiscal 2014 and 2013, these services include attestation services related to the Company’s tax deferral savings plan.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for the Company by the independent registered public accounting firm. The Audit Committee has considered the role of BPM in providing audit and audit-related services to the Company and has concluded that such services are compatible with BPM’s role as the Company’s independent registered public accounting firm.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the annual meeting (which shares voting affirmatively also constitute a majority of the required quorum) will be required to ratify the selection of BPM. Abstentions and broker non-votes will have no effect, except that they will be treated as “Against” votes for purposes of determining that the affirmative votes constitute a majority of the required quorum.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 4.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 11, 2014 by (i) each of the Named Executive Officers in the Summary Compensation Table; (ii) each of our directors; (iii) all of our executive officers and directors as a group and (iv) seven holders of at least five percent of our common stock. The persons named in the table have sole or shared voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Abaxis Common Stock Beneficially Owned(1)
Five Percent Holders:
Brown Capital Management, LLC and The Brown Capital Management Small Company Fund(3)	3,522,639	15.6%
BlackRock, Inc.(4)	2,327,278	10.3%
Kayne Anderson Rudnick Investment Management, LLC(5)	2,232,476	9.9%
Riverbridge Partners, LLC(6)	1,742,165	7.7%
Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds(7)	1,486,468	6.6%
The Vanguard Group, Inc.(8)	1,395,516	6.2%
PRIMECAP Management Company(9)	1,165,333	5.2%
Named Executive Officers:(2)
Clinton H. Severson(10)	584,404	2.6%
Vladimir E. Ostoich, Ph.D.(11)	398,602	1.8%
Alberto R. Santa Ines(12)	90,574	*
Kenneth P. Aron, Ph.D.(13)	78,512	*
Donald P. Wood(14)	34,811	*
Outside Directors:(2)
Richard J. Bastiani, Ph.D.(15)	46,700	*
Prithipal Singh, Ph.D.(16)	37,500	*
Michael D. Casey(17)	13,200	*
Vernon E. Altman(18)	11,000	*
Henk J. Evenhuis(19)	10,400	*
Executive officers and directors as a group(12 persons)(20)	1,334,290	5.9%
* Less than one percent.

(1)	The percentages shown in this column are calculated based on 22,523,438 shares of common stock outstanding on September 11, 2014 and includes shares of common stock that such person or group had the right to acquire on or within sixty days after that date, including, but not limited to, upon the exercise of options and vesting of restricted stock units.

(2)	The business address of the beneficial owners listed is c/o Abaxis, Inc., 3240 Whipple Road, Union City, CA 94587.

(3)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 13, 2014 by Brown Capital Management, LLC, reporting sole power to vote and dispose of 2,261,916 and 3,522,639 shares, respectively; and by The Brown Capital Management Small Company Fund, reporting sole power to vote and dispose of 1,833,580 shares. The Brown Capital Management Small Company Fund is a registered investment company that is managed by Brown Capital Management, LLC., an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). The business address for Brown Capital Management, LLC and The Brown Capital Management Small Company Fund is 1201 North Calvert Street, Baltimore, MD 21202.

(4)	Based on information set forth in a Schedule 13G/A filed with the SEC on January 10, 2014 by BlackRock, Inc., a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G), reporting sole power to vote and dispose of 2,249,684 and 2,327,278 shares, respectively. The business address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 10, 2014 by Kayne Anderson Rudnick Investment Management, LLC, an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), reporting sole power to vote and dispose of 2,232,476 shares. The business address for Kayne Anderson Rudnick Investment Management, LLC is 1800 Avenue of the Stars, Second Floor, Los Angeles, CA 90067.

(6)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 4, 2014 by Riverbridge Partners, LLC, an investment adviser registered under section 203 of the Investment Advisers Act of 1940, reporting sole power to vote and dispose of 1,389,731 and 1,742,165 shares, respectively. The business address for Riverbridge Partners, LLC is 80 South Eighth Street, Suite 1200, Minneapolis, MN 55402.

(7)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 12, 2014 by both Neuberger Berman Group LLC and Neuberger Berman LLC, reporting shared power to vote and dispose of 1,482,568 and 1,486,468 shares, respectively; by Neuberger Berman Management LLC, reporting shared power to vote and dispose of 1,313,054 shares; and by Neuberger Berman Equity Funds, reporting shared power to vote and dispose of 1,114,600 shares. Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds are a group in accordance with Rule 13d-1(b)(1)(ii)(K). The business address for Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds is 605 Third Avenue, New York, NY 10158.

(8)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 10, 2014 by The Vanguard Group, Inc., an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), reporting sole power to vote and dispose of 31,377 and 1,365,339 shares, respectively; and shared power to dispose of 30,177 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 30,177 shares and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 1,200 shares. The business address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

(9)	Based on information set forth in a Schedule 13G filed with the SEC on February 10, 2014 by PRIMECAP Management Company, an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), reporting sole power to vote and dispose of 1,067,333 and 1,165,333 shares, respectively. The business address for PRIMECAP Management Company is 225 South Lake Avenue, Suite 400, Pasadena, CA 91101.

(10)	Includes:
•	584,404 shares held by Mr. Severson.

(11)	Includes:
•	233,269 shares held by Dr. Ostoich;
•	26,355 shares held by Dr. Ostoich’s IRA;
•	22,400 shares held by Mrs. Ostoich’s IRA; and
•	116,578 shares held by the Vladimir Ostoich and Liliana Ostoich Trust Fund, for the benefit of Dr. Ostoich and his wife.

The total shares beneficially owned by Dr. Ostoich includes 258,819 shares pledged as collateral to secure a line of credit that currently has an outstanding principal balance of $2.6 million. Such pledge was instituted in 2011, pursuant to the exception in our written policy against hedging and pledging described above, under which certain pledges for loans that were approved in advance by our compliance officer, and as to which the officer demonstrated his ability to repay the loan, were permitted. Dr. Ostoich’s loan is the only exception ever granted by the Company. Such exception has since been deleted and the Company has no intention of permitting any future pledges of Company stock by its executive officers or directors. We believe that Dr. Ostoich will and is able to repay such loan in full. Dr. Ostoich will be retiring as an executive officer of the Company effective September 30, 2014.

(12)	Includes:
•	90,574 shares held by Mr. Santa Ines.

(13)	Includes:
•	78,012 shares held by Dr. Aron; and
•	500 shares held by Mrs. Aron’s IRA.

(14)	Includes:
•	34,811 shares held by Mr. Wood.

(15)	Includes:
•	46,400 shares held by Dr. Bastiani; and
•	300 shares held by Mrs. Bastiani.

(16)	Includes:
•	37,500 shares held by Dr. Singh.

(17)	Includes:
•	13,200 shares held by Mr. Casey.

(18)	Includes:
•	11,000 shares held by Mr. Altman.

(19)	Includes:
•	10,400 shares held by Mr. Evenhuis.

(20)	Includes:
•	1,334,040 shares held by all executive officers and directors as a group; and
•	250 shares subject to the vesting of restricted stock units for all executive officers and directors as a group within 60 days of September 11, 2014.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons.

Based solely on our review of the copies of Forms 3, 4 and 5 and amendments thereto received by us or filed with the SEC, we believe that during the period from April 1, 2013 through March 31, 2014, our executive officers, directors and greater than 10% shareholders complied with all applicable filing requirements applicable to these executive officers, directors and greater than 10% shareholders, except with respect to the following late report filings: one late Form 4 filing and one failure to file a Form 5 by Dr. Richard Bastiani.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the principles underlying the material components of our executive compensation program for our executive officers, including the Named Executive Officers in the “Summary Compensation Table” below. We also provide an overview of the overall objectives of the program and the factors relevant to an analysis of these policies and decisions.

Executive Summary

The Compensation Committee believes our executive compensation program reflects a strong pay-for-performance philosophy and is well-aligned with the long-term interests of shareholders.

Fiscal 2014 Financial Performance

In fiscal 2014, our worldwide new in-clinic customer demand for point-of-care diagnostic instruments of our Piccolo and VetScan chemistry analyzers continued to grow. However, our financial performance was impacted by our new distribution partnerships’ continuing transition in the medical and veterinary markets, and as a result, our total revenues in North America decreased by 11% from $152.8 million in fiscal 2013 to $136.6 million in fiscal 2014. We implemented changes in the second half of fiscal 2014 to more closely monitor and manage channel inventory in an effort to normalize product inventories at our distribution partners in the United States. While managing through the challenges in fiscal 2014, we also improved our business in fiscal 2014 as follows:

•	Increased international revenues in Europe and Asia and rest of the world by 6%, from $33.3 million in fiscal 2013 to $35.3 million in fiscal 2014, due to improved international distributor revenues.

•	Increased service revenues from Abaxis Veterinary Reference Laboratories (AVRL) by 91%, from $5.1 million in fiscal 2013, to $9.8 million during fiscal 2014, as well as increased the volume of laboratory test requisitions and new customers.

•	Managed operating expenses by reducing sales, marketing, and general and administrative spending by 19%, or $11.1 million, in fiscal 2014 as compared to fiscal 2013. The reduction was due to our conservative management, implementation of our strategy in fiscal 2013 to transition the majority of our medical sales to Abbott as our exclusive distributor in the medical market in the United States and lower cash bonuses paid to employees in fiscal 2014 as company performance goals were not met.

•	Generated cash from operations of $35.6 million through the continued conservative management of our working capital and overall business.

•	Repurchased $3.0 million of Abaxis common stock under our share repurchase program.

•	Paid a quarterly dividend of $0.10 per share on our outstanding common stock on June 17, 2014 to all shareholders of record as of the close of business on June 3, 2014. On July 23, 2014, our Board declared a cash dividend of $0.10 per share on our outstanding common stock to be paid on September 17, 2014 to all shareholders of record as of the close of business on September 3, 2014. We anticipate paying additional quarterly dividends during fiscal 2015 in December and March. However, such future declarations of quarterly dividends and the establishment of future record and payment dates are subject to the final determination of the Board.

We ended fiscal 2014 with cash, cash equivalents and investments of $121.2 million, an increase of $25.9 million from the end of fiscal 2013.

Fiscal 2014 Compensation

Consistent with our pay-for-performance philosophy, our Compensation Committee took the following actions with respect to the fiscal 2014 compensation of our Named Executive Officers.

•	Base Salary. We increased the base salary of our Chief Executive Officer by 7.8% and the base salaries of the other Named Executive Officers by 4.0%. Our Compensation Committee made these increases primarily because the base salaries for the Named Executive Officers were at or slightly below the 25th percentile of our peer group, and accordingly, the increases made in fiscal 2014 were to ensure an appropriate balance in the Named Executive Officers’ compensation mix between cash and equity, to retain employees with the qualifications desired for each particular position and reward each of the Named Executive Officers for his performance in the prior year. Following the increases, the base salaries of the Named Executive Officers were in the 25th to 50th percentile range of our peer group.

•	Annual Bonus. We increased the target annual bonus opportunity of our Chief Executive Officer by 8.0% and the target annual bonus opportunities of the other Named Executive Officers by 7.1%, in order to make such amounts competitive with those of similarly-situated executives at our peer companies. For fiscal 2014, the Compensation Committee evaluated the targeted total cash compensation (salary, plus bonus payable at 100% achievement of performance goals—which we refer to as “target bonus”), targeting a range at or slightly above the 75th percentile of Abaxis’ peer group for each Named Executive Officer’s total cash compensation. The Compensation Committee believed that this was appropriate because base salary is set below the median of Abaxis’ peer group, as well as to ensure we retain and motivate our executives, and align pay with performance. For fiscal 2014, the actual total cash compensation earned was below the median of our peer group. Because the company’s annual performance goals were not met for fiscal 2014 and only the quarterly performance goals were met for the first and second quarters of fiscal 2014, bonuses were earned at 30% of target for the first quarter and at 25% of target for the second quarter and no bonuses were awarded in the third and fourth quarters of fiscal 2014, resulting in the total annual bonuses for fiscal 2014 being earned at only 11% of the target bonus opportunities for our Named Executive Officers.

•	Equity Awards. We granted our Named Executive Officers equity awards in the form of restricted stock units subject to a mix of time-based and performance-based vesting, with an increased percentage of equity awards with performance-based vesting as compared to fiscal 2013, which were intended to incentivize, encourage retention and enhance share ownership, aligning the interests of our Named Executive Officers with the interests of our shareholders. In addition, in fiscal 2014, restricted stock units with performance-based vesting did not vest and were forfeited as performance criteria were not achieved. This in combination with the factors above demonstrates our pay-for-performance philosophy.

•	Clawback Policy. In January 2014, we adopted a compensation clawback policy that includes, among other things, provisions permitting our board to require officers to repay to us certain amounts in the event of a restatement of our financial statements due to material noncompliance with any financial reporting requirement. The policy permits our board to seek recoupment from officers from any of the following sources: prior incentive compensation payments, future payments of incentive compensation, cancellation of outstanding equity awards, future equity awards and direct repayment.

•	Policy against Hedging and Pledging. We have had a long-standing written policy against executive officers engaging in short sales, short-term trading, short-term or speculative transactions giving the officer the ability to profit from a decline in our stock price, transactions involving derivative securities relating to our common stock, such as trades in puts or calls, and hedging transactions. This policy also prohibits officers from holding Abaxis shares in a margin account and prohibits officers from pledging their shares as security for loans. Until 2013, such policy had an exception to the prohibition against pledging for certain loans in instances in which the officer demonstrated to our compliance officer the ability to repay the loan. In 2013, we amended our policy to remove such exception on a going-forward basis so that no future pledges of our capital stock by our executive officers will be permitted.

Executive Compensation Governance Highlights

Below we summarize certain executive compensation-related practices that we follow and that we believe serve our shareholders’ long-term interests.

What We Do
✓	Maintain an Executive Compensation Program Designed to Align Pay with Performance
✓	Use Different Performance Metrics in the Annual Cash Incentive Bonus and Long-Term Incentive Plan, to Avoid Heavy Reliance on One Definition of Success
✓	Conduct an Annual Say-on-Pay Vote
✓	Seek Input from, Listen to and Respond to Shareholders
✓	Employ a Clawback Policy
✓	Utilize Stock Ownership Guidelines
✓	Have Double-Trigger Severance Arrangements Starting With Officers Hired in Fiscal 2015
✓	Prohibit Hedging and Pledging of Company Stock
✓	Retain an Independent Compensation Consultant

What We Do Not Do
✗	Provide Tax Gross-ups Starting with Officers Hired in Fiscal 2015
✗	Provide Excessive Perquisites
✗	Provide Guaranteed Bonuses

Executive Compensation Program Overview

Overview

The goals of our executive compensation program are to attract, retain, motivate and reward executive officers who contribute to our success and to incentivize these executives on both a short-term and long-term basis to achieve our business objectives. This program combines cash and equity awards in the forms and proportions that we believe will motivate our executive officers to increase shareholder value over the long-term.

Our executive compensation program is designed to achieve the following specific objectives:

•	align our executive compensation with achievement of our strategic business objectives;

•	align the interests of our executive officers with both short-term and long-term shareholder interests; and

•	place a substantial portion of our executives’ compensation at risk such that actual compensation depends on overall company performance.

Executive Compensation Program Objectives and Framework

Our executive compensation program has three primary components: (1) base salary, (2) short-term cash incentive bonuses and (3) long-term equity grants. Base salaries for our executive officers are a minimum fixed level of compensation consistent with or below competitive market practice. Short-term cash incentive bonuses awarded to our executive officers are intended to incentivize and reward achievement of financial, operating and strategic objectives during the fiscal year and targets are typically set to be above market. Our executive officers’ total potential cash compensation is heavily weighted toward annual cash incentive bonuses, because our Compensation Committee and Board of Directors believe this weighting best aligns the interests of our executive officers with that of shareholders generally and helps ensure a strong pay-for-performance culture. Long-term equity grants awarded to our executive officers are designed to promote retention and align our executives’ long-term interests with shareholders’ long-term interests by ensuring that incentive compensation is linked to our long-term company performance.

Executive compensation is reviewed annually by our Compensation Committee and Board of Directors, and adjustments are made to reflect company objectives and competitive conditions. Our executive compensation review process includes our Compensation Committee engaging an independent compensation consulting advisor annually, as described below in “Competitive Market Analysis,” and an annual review by our Compensation Committee, with the assistance of outside counsel, of our equity incentive plans. We also offer our executive officers participation in our 401(k) plan, health care insurance, flexible spending accounts and certain other benefits available generally to all full-time employees. Prior to the granting of any equity incentive awards to executive officers, the Board of Directors and/or our Compensation Committee reviews, with the assistance of outside counsel, our equity incentive plans to ensure compliance therewith. All of our equity awards granted during fiscal 2014 were granted in compliance with the terms of our 2005 Equity Incentive Plan.

Pay for Performance Philosophy

Our executive compensation is weighted heavily toward at-risk, performance-based compensation designed to align the interests of our Named Executive Officers with those of our shareholders. Annual cash incentive bonus and restricted stock units comprise a significant portion of the Named Executive Officers’ total compensation. Based on the Company’s fiscal 2014 financial plan, the Compensation Committee set the performance metrics and establishes target compensation at the beginning of the performance period.

The specific fiscal 2014 financial targets for the Named Executive Officers to earn a cash bonus payout are as follows:

Performance Metric (and Weighting)	Target Performance Goal	Achievement Threshold*	Actual Achievement as a Percentage of Target	Payout Percentage**
Net sales (50%)	$213.3 million	90%	81%	11%
Pre-tax income (50%)	$33.4 million	90%	66%	0%

*  “Threshold” refers to the minimum amount payable for a certain level of performance under the plan.
**  Additional information on bonus calculation is described in “Annual Cash Incentive Bonus - Bonus Calculations.”

Annual cash incentive bonuses for our Named Executive Officers in fiscal 2014 were contingent on the achievement of specified corporate performance goals and individual performance. As further described under “Annual Cash Incentive Bonus,” the Compensation Committee determined that the quarterly pre-determined net sales and pre-tax income goals for fiscal 2014 were satisfied at an aggregate performance level of 11%, and therefore, the Named Executive Officers only earned 11% of their target annual bonus awards for fiscal 2014.

In April 2013, the Compensation Committee redesigned the performance-based restricted stock units so that vesting terms were based on (1) achieving specified financial targets over a single-fiscal year performance period and (2) remaining in the service of the company over a four-year vesting period. The awards are comprised of two specified corporate performance targets for fiscal 2014, which are both equally weighted at 50%. The specific fiscal 2014 financial targets are as follows:

Performance Metric (and Weighting)	Target Performance Goal	Performance Vesting Schedule	Vesting Date
Consolidated Income from Operations (100%)	$32.9 million	• Achievement > 90% of goal, 25% vest	April 29, 2016
		• Achievement > 90% of goal, 25% vest	April 29, 2017
		• Achievement > 100% of goal, 25% vest	April 29, 2016
		• Achievement > 100% of goal, 25% vest	April 29, 2017

For fiscal 2014, the Compensation Committee determined that our actual performance and corresponding vesting percentages, with respect to the performance metric were as follows:

Performance Metric (and Weighting)	Actual Performance	Actual Performance as a Percentage of Target	Actual Vesting Percentage
Consolidated Income from Operations (100%)	$20.8 million	63%	0%

In fiscal 2014, the Compensation Committee increased the percentage of performance-based restricted stock units granted to our Chief Executive Officer from 50% to 65% and from 50% to 64% to our other Named Executive Officers to further align compensation with corporate performance and shareholder value. In April 2014, the Compensation Committee determined that the pre-determined consolidated income from operations for fiscal 2014 was below 90% of the target goal required to vest, and accordingly, the restricted stock units with performance vesting terms that were granted in fiscal 2014 did not vest and were forfeited for the Named Executive Officers.

Significant At-Risk Compensation

The charts below illustrate the fiscal 2014 compensation mix among base salary, target bonus opportunity under the fiscal 2014 cash bonus incentive plan, and actual fiscal 2014 long-term incentive awards (presented using their grant date fair values) for the Chief Executive Officer and other Named Executive Officers. As illustrated below, approximately 86% of our Chief Executive Officer’s compensation was variable and at risk, while an average of approximately 85% of the compensation delivered to the other Named Executive Officers was variable and at risk.

Fiscal 2014 CEO Target Total Direct Compensation Pay Mix	Fiscal 2014 Named Executive Officers’ (other than CEO) Target Total Direct Compensation Pay Mix

As shown in the above charts, for fiscal 2014, we delivered approximately 67% of our Chief Executive Officer’s target total direct compensation in the form of long-term incentive awards (approximately 63% for the other Named Executive Officers), the actual economic value of which will depend directly on our long-term success and the performance of our stock price over the period during which the awards vest.

Compensation-Setting Process

Role of Our Compensation Committee

Our Compensation Committee, which operates under a written charter adopted by the Board of Directors, is primarily responsible for reviewing and recommending to the Board of Directors the compensation arrangements for our executive officers for approval by the Board of Directors. In carrying out these responsibilities, the Compensation Committee reviews all components of executive officer and director compensation for consistency with the Compensation Committee’s compensation philosophy as in effect from time to time. In connection with its review and recommendations, our Compensation Committee also considers the recommendations of our Chief Executive Officer, Mr. Clinton Severson, regarding the compensation of our executive officers who report directly to him. These recommendations generally include annual adjustments to compensation levels and, an assessment of each executive officer’s overall individual contribution, scope of responsibilities and level of experience. Our Compensation Committee gives considerable weight to Mr. Severson’s recommendations because of his direct knowledge of each executive officer’s performance and contribution to our financial performance. However, Mr. Severson does not participate in the determination of his own compensation. The Compensation Committee presents its recommendation for executive compensation to the Board of Directors for final review and approval. Typically, these recommendations are made to our Board of Directors by the first quarter of the ensuing fiscal year.

No other executive officers participate in the determination or recommendation of the amount or form of executive officer compensation, except our Compensation Committee may discuss with our Chief Executive Officer or Chief Financial Officer our financial, operating and strategic business objectives, bonus targets or performance goals. The Compensation Committee reviews and determines the appropriateness of the financial measures and performance goals, as well as assesses the degree of difficulty in achieving specific bonus targets and performance goals. Our Compensation Committee does not delegate any of its functions in determining executive and/or director compensation. To date, our Compensation Committee has not established any formal policies or guidelines for allocating compensation between long-term and currently paid out compensation, cash and non-cash compensation, or among different forms of non-cash compensation.

Competitive Market Analysis

In December 2012, our Compensation Committee engaged Pay Governance, an independent executive compensation advisor, to review our executive compensation programs. Pay Governance, with input from the Compensation Committee, updated the comparative frame of reference that resulted in a group of 16 companies (the “Compensation Peer Group”). This Compensation Peer Group represented similarly-situated medical device and diagnostic companies that were identified by Pay Governance as companies with similar financial growth and as competitors for executive talent. The following companies comprised the Compensation Peer Group:

Abiomed	ICU Medical	Quidel
AngioDynamics	Luminex	Sequenom
Cepheid	Meridian Bioscience	Surmodics
Conceptus	Neogen	Volcano
DexCom	Orasure Technologies
Genomic Health	Palomar Medical Technologies

Certain information regarding the size and value of the Compensation Peer Group companies relative to the Company is set forth below.

Compensation Peer Group
	Abaxis, Inc.	Range	Median
Revenue (1)	$157 million	$52 million - $344 million	$166 million
Market Capitalization(2)	$814 million	$180 million - $2,245 million	$682 million
EBITDA (1) (3)	$25 million	$(67) million - $69 million	$22 million
Employees	491	120 - 2,106	506

(1)	For the most recent fiscal year available as of December 31, 2012, which was the most recent data available when the Compensation Committee updated the Compensation Peer Group.
(2)	As of December 31, 2012, which was the most recent data available when the Compensation Committee updated the Compensation Peer Group.
(3)	Represents earnings before interest, taxes, depreciation and amortization.

When making fiscal 2014 executive compensation decisions, the Compensation Committee believed that the Compensation Peer Group was still appropriate and commensurate with that of Abaxis – overall revenue, market capitalization, and profitability, positioning our company at the 46th percentile in terms of revenue, the 59th percentile in terms of market capitalization and the 53rd percentile in terms of profitability of the group. The report prepared in March 2013 by Pay Governance with market data on the Compensation Peer Group identified in December 2012 was considered by the Compensation Committee in its fiscal 2014 executive compensation decisions. Our Compensation Committee and Board of Directors may engage compensation consultants in the future as they deem it to be necessary or appropriate, and intends to retain one each year.

The Compensation Committee has considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, as amended, that could give rise to a potential conflict of interest with respect to Pay Governance’s work. The Compensation Committee determined, based on its analysis of these factors, that the work of Pay Governance, and the individual compensation advisors employed by Pay Governance as compensation consultants, do not create any conflict of interest.

Shareholder Advisory Vote on Executive Compensation

At our Annual Meeting of Shareholders held on October 22, 2013, we held an advisory vote on executive compensation. Approximately 95% of the votes cast on the proposal were in favor of our Named Executive Officer compensation as disclosed in the proxy statement. Our Compensation Committee reviewed these final vote results and determined that, given the significant level of support, no material changes to our executive compensation policies and programs were necessary as a result of the advisory vote on executive compensation.

Executive Compensation Components

Base Salary

We provide an annual base salary to each of our executive officers to compensate them for services rendered during the year. Salaries are reviewed annually by the Compensation Committee and adjusted for the ensuing year based on both (i) an evaluation of individual job performance during the prior year, and (ii) an evaluation of the compensation levels of similarly-situated executive officers in our Compensation Peer Group and in our industry generally.

Our Board of Directors set salaries for fiscal 2014 after considering an analysis of total cash compensation for our executive officers compared to the Compensation Peer Group prepared in March 2013 by Pay Governance and the recommendations of the Compensation Committee. For fiscal 2014 base salaries, our Compensation Committee recommended that we increase base salaries in amounts designed to make such amounts competitive with those of similarly-situated executives at our peer companies, to ensure an appropriate balance in the Named Executive Officers’ compensation mix between cash and equity, to retain employees with the qualifications desired for each particular position and reward each of the Named Executive Officers for his performance in the prior year. For fiscal 2014 and 2015, the Compensation Committee made recommendations to target salaries to be between the 25th and 50th percentile of our Compensation Peer Group. Our Compensation Committee considered this 25th and 50th percentile range as a general guideline for the appropriate level of potential salaries, but did not attempt to specifically match this or any other percentile. Our Compensation Committee also considered the recommendations of the Chief Executive Officer regarding the compensation of each of the Named Executive Officers who reported directly to him. However, the Compensation Committee and our Board of Directors did not base their considerations on any single factor but rather considered a mix of factors and evaluated individual salaries against that mix.

Our Board of Directors set salaries for fiscal 2015 after considering an analysis of total cash compensation for our executive officers compared to the Compensation Peer Group prepared in March 2013 by Pay Governance and the recommendations of the Compensation Committee. For fiscal 2015 base salaries, our Compensation Committee recommended that we increase base salaries in amounts designed to reward each of the Named Executive Officers for their performance in the prior year while maintaining base salaries at an appropriately competitive level. The Compensation Committee and Board of Directors determined that many of the prior recommendations made by Pay Governance in March 2013 continued to be relevant for fiscal 2015, and accordingly, based on the peer company analysis of total compensation from March 2013, the Compensation Committee recommended to the Board of Directors to increase base salaries for our Named Executive Officers from fiscal 2014 to fiscal 2015 between 3.1%-7.7%, except for Mr. Wood, who received an increase of 15.4% in his base salary upon his promotion to Chief Operating Officer. The increase for fiscal 2015 reflected the Compensation Committee’s goal for executive officer salaries to be between the 25th and 50th percentile of our Compensation Peer Group from the market data obtained from March 2013.

Based on the recommendations of the Compensation Committee, our Board of Directors approved the following base salaries (effective July 2013 for fiscal 2014 and July 2014 for fiscal 2015) for our Named Executive Officers:

Named Executive Officer	Fiscal 2014 Base Salary	Fiscal 2015 Base Salary
Clinton H. Severson	$485,000	$500,000
Alberto R. Santa Ines	$260,000	$280,000
Kenneth P. Aron, Ph.D.	$260,000	$280,000
Vladimir E. Ostoich, Ph.D.	$260,000	$280,000
Donald P. Wood	$260,000	$300,000

Fiscal 2014 and 2015 base salary increases for the Named Executive Officers were as follows:

Named Executive Officer	Fiscal 2014 Percent Increase In Base Salary From Fiscal 2013	Fiscal 2015 Percent Increase In Base Salary From Fiscal 2014
Clinton H. Severson	7.8%	3.1%
Alberto R. Santa Ines	4.0%	7.7%
Kenneth P. Aron, Ph.D.	4.0%	7.7%
Vladimir E. Ostoich, Ph.D.	4.0%	7.7%
Donald P. Wood	4.0%	15.4%

Annual Cash Incentive Bonus

Our annual cash incentive bonus program is designed to reward the achievement of key short-term corporate objectives that ultimately drive long-term corporate achievement. The bonus plan is an “at-risk” compensation arrangement designed to provide market competitive cash incentive opportunities that reward our executive officers for the achievement of the key financial performance goals established. This means that the bonus compensation is not guaranteed. Most importantly, the program is structured to achieve our overall objective of tying this element of compensation to the attainment of company performance goals that will create shareholder value.

The cash incentive bonuses are paid quarterly upon meeting pre-determined quarterly financial goals, which is designed to align compensation with our quarterly corporate financial performance, reward achievement of consistent short-term profit growth and profitability and provide executives with a meaningful total cash compensation opportunity (base salary and quarterly bonus). At the beginning of fiscal 2014, the Compensation Committee approved the quarterly and annual financial targets that would support the Company’s annual operating plan. The bonus program, along with the specific financial performance goals, is a key element of the Compensation Committee’s pay-for-performance philosophy, and consistent with this philosophy for fiscal 2014, the Chief Executive Officer and other Named Executive Officers earned the target bonus at 11% of their targets, which was commensurate with the level of achievement of the corporate performance goals.

Target Bonus Opportunities for Fiscal 2014

For fiscal 2014, our Compensation Committee generally targeted total cash compensation to be at or slightly above the 75th percentile of the Compensation Peer Group. Our Compensation Committee considered this target as a general guideline for the appropriate level of potential cash bonus compensation. The Compensation Committee believed that this was appropriate because base salary is set below the median of the Compensation Peer Group, as well as to ensure we retain and motivate our executives, and align pay with performance. The actual total cash compensation earned could be above or below the 75th percentile of the Compensation Peer Group based on strength of the company’s performance. The target bonus level set by the Compensation Committee is designed to place a high degree of cash compensation at-risk and the Compensation Committee believes it is appropriate to provide for payout opportunities above the median of the Compensation Peer Group, considering that the base salaries of the Named Executive Officers are below the median of the Compensation Peer Group. The target bonus levels for the Named Executive Officers are designed to incentivize them with respect to future company performance, to place a higher portion of our Named Executive Officers’ compensation at risk when compared to executives in the Compensation Peer Group and to maintain total compensation at an appropriately competitive level in the industry based on market data obtained from March 2013.

Based on the individual performances of the Named Executive Officers over the prior year, the scope of responsibilities, and on the peer company analysis of total compensation prepared by Pay Governance in March 2013, the Compensation Committee recommended to the Board of Directors to increase target bonus opportunities for fiscal 2014 for our Named Executive Officers. In April 2013, our Compensation Committee and Board of Directors (with Mr. Severson abstaining) approved the fiscal 2014 target bonus levels for our executive officers. The following table summarizes the fiscal 2014 target bonus amounts and bonus awarded for our Named Executive Officers:

Named Executive Officer	Fiscal 2014 Target Bonus	Fiscal 2014 Bonus Awarded
Clinton H. Severson	$675,000	$72,563
Alberto R. Santa Ines	$375,000	$40,313
Kenneth P. Aron, Ph.D.	$375,000	$40,313
Vladimir E. Ostoich, Ph.D.	$375,000	$40,313
Donald P. Wood	$375,000	$40,313

Due to not meeting performance goals, actual fiscal 2014 bonuses awarded were at 11% of the target bonus opportunity, resulting in cash compensation totaling well below the market median.

Corporate Performance Measures

For fiscal 2014, our Compensation Committee selected quarterly net sales and quarterly pre-tax income at the beginning of the fiscal year as the corporate financial performance measures for our officer bonus program, which we believe are the most important measures of both annual financial performance and long-term shareholder value. The Compensation Committee selected quarterly sales and quarterly pre-tax income as the performance metrics under the bonus plan with equal weightings, as it believes that because we are a growth company, net sales is an important indicator of the Company’s potential for increasing long-term shareholder value and pre-tax income is an important indicator of the Company’s current profitability, a priority to our shareholders.

Using these two equally-weighted performance measures, the Compensation Committee established bonus targets that are set to be achievable, yet are at a level of difficulty that does not assure that the goals will be met. The bonus targets require executive officers to increase annual corporate financial performance during the applicable fiscal year, compared to our previous year’s actual financial results. Accordingly, meeting the bonus targets, requires executive officers to improve financial performance on a year-over-year basis and, thus, a substantial portion of our executive officers’ compensation is at risk if corporate financial results are not achieved during a particular fiscal year. In addition to meeting financial goals, we must not exceed a certain failure rate on our reagent discs in order for cash incentives to be paid to our executive officers. However, our Compensation Committee has the discretion to grant bonuses even if these performance goals are not met.

Bonus Calculations

Payment of the target bonus is equally weighted between achievement of our quarterly net sales performance goal and our quarterly pre-tax income performance goal. Bonuses are earned for the first, second and third quarter only if we achieve at least 90% of either of our pre-established quarterly net sales and/or quarterly pre-tax income goals and also meet any operational goals set by the Compensation Committee. Bonuses are earned in the fourth quarter based on the annual, rather than quarterly, achievement of at least 90% of either of our pre-established annual net sales and/or pre-tax income goals for the year and also the achievement of any operational goals set by the Compensation Committee. After the initial threshold is met, the amount of the target bonus paid is based on a sliding scale relative to the proportionate achievement of the performance goals. If we achieve 90% of only one performance goal, the payout would be limited to 25% of the aggregate target bonus. For each 1% above 90% of that performance goal, the payout would increase by 2.5% for the aggregate target bonus. The target bonus will be fully earned if at least 100% of both performance goals are achieved. For each 1% above 100% of a performance goal, the payout would increase by 1.5% for the aggregate target bonus. The maximum potential bonus payout is 200% of the target bonus, provided we achieve greater than 133% of at least one of the performance goals. Assuming targets are reached, the bonus payments are paid as follows: 15% of the applicable bonus amount for the first quarter, 25% in the second and third quarters, and 35% in the fourth quarter. At the end of the fourth quarter, the final amount of the bonus earned will be adjusted to reflect overall performance against the year.

Bonus Decisions and Analysis

The Compensation Committee evaluated our financial performance for each quarter of fiscal 2014 and the level of achievement of each of the corporate performance measures for those quarters. As noted above, the fiscal 2014 bonus to each Named Executive Officer was based upon the achievement of two equally-weighted financial goals, our quarterly net sales and pre-tax income goals. Based on this evaluation, the Compensation Committee determined that our Named Executive Officers had achieved 11% of their target bonus awards for fiscal 2014. The actual quarterly results for fiscal 2014 are summarized below.

Fiscal 2014 (in millions)	Actual Net Sales		Target Net Sales at 100%	Actual Pre-tax Income (1)	Target Pre-tax Income at 100%
First quarter	$43.2	*	$46.9	$5.0	$5.5
Second quarter	$45.9	*	$50.8	$6.2	$6.9
Third quarter	$40.8		$55.6	$4.9	$9.8
Fourth quarter	$42.0		$60.0	$5.8	$11.2
Fiscal 2014	$171.9		$213.3	$21.9	$33.4

(1)	The target bonus level for pre-tax income includes bonus expense, if earned, during the period.
*	The company achieved the minimum threshold of the target financial performance criteria to earn a bonus payout for the period.

At least 90% achievement of the target level of the pre-established corporate goal is necessary for any bonus payout. The Board of Directors (with Mr. Severson abstaining) approves the achievement of the target bonus levels for each quarter.

Target Bonus Opportunities for Fiscal 2015

For fiscal 2015, our Compensation Committee generally targeted total cash compensation to be at or slightly above the 75th percentile of the Compensation Peer Group. Our Compensation Committee considered this target as a general guideline for the appropriate level of potential cash bonus compensation. The Compensation Committee believed that this was appropriate because base salary is set below the median of the Compensation Peer Group, with the exception of Dr. Aron’s fiscal 2015 base salary, which was set at the median of the Compensation Peer Group from the market data obtained from March 2013. Also, the Compensation Committee believed that this was appropriate to ensure we retain and motivate our executives, and align pay with performance. The actual total cash compensation earned could be above or below the 75th percentile of the Compensation Peer Group based on strength of the company’s performance. The target bonus level set by the Compensation Committee is designed to place a high degree of cash compensation at-risk and the Compensation Committee believes it is appropriate to provide for payout opportunities above the median of the Compensation Peer Group, considering that the base salaries of the Named Executive Officers are below the median of the Compensation Peer Group. The target bonus level for the Named Executive Officers is designed to incentivize them with respect to future company performance, to place a higher portion of our Named Executive Officers’ compensation at risk when compared to executives in the Compensation Peer Group and to maintain total compensation at an appropriately competitive level in the industry based on market data obtained from March 2013.

Based on the individual performances of the Named Executive Officers over the prior year, the scope of responsibilities, and on the peer company analysis of total compensation prepared by Pay Governance in March 2013, the Compensation Committee recommended to the Board of Directors to increase target bonus opportunities for fiscal 2015 for our Named Executive Officers. In April 2014, our Compensation Committee and Board of Directors (with Mr. Severson abstaining) approved the fiscal 2015 target bonus levels for our executive officers. The following table summarizes the fiscal 2015 target bonus amounts for our Named Executive Officers:

Named Executive Officer	Fiscal 2015 Target Bonus
Clinton H. Severson	$700,000
Alberto R. Santa Ines	$425,000
Kenneth P. Aron, Ph.D.	$425,000
Vladimir E. Ostoich, Ph.D.	$425,000
Donald P. Wood	$525,000

Payment of the target bonus, as identified above, for fiscal 2015, will continue to be equally weighted at 50% for achievement of our quarterly net sales performance goal and 50% for achievement of our quarterly pre-tax income performance goal. For fiscal 2015, bonuses will be paid in the same payout structure as the fiscal 2014 bonus discussed in “Bonus Calculations,” with the exception of specified financial targets as determined by the Compensation Committee.

Long-Term Equity Incentive Compensation

Long-term incentive equity awards are designed as a key element of compensation for our executive officers so that a substantial portion of their total direct compensation is tied to increasing the market value of Abaxis. We make annual grants of long-term incentive equity awards to align our executives’ interests with those of our shareholders, to promote executives’ focus on the long-term financial performance of Abaxis, and, through time-based and performance-based vesting requirements, to enhance long-term performance and retention.

In determining the size of equity-based awards, the Compensation Committee considers competitive grant values for comparable positions at the Compensation Peer Group, as well as various subjective factors primarily relating to the responsibilities of the individual executive, past performance, and the executive’s expected future contributions and value to Abaxis. The Compensation Committee also considers, in its decision-making process, the executive’s historical total compensation, including prior equity grants, their tenure, responsibilities, experience and value to Abaxis. No one factor is given any specific weighting and the Compensation Committee exercises its judgment to determine the appropriate size and mix of awards.

Under our 2005 Equity Incentive Plan, we are permitted to award stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance cash awards, performance shares, performance units, deferred compensation awards or other share-based awards. Prior to fiscal 2007, equity-based grants to our executive officers comprised solely of stock options. Beginning in fiscal 2007, we began granting restricted stock units to our executive officers. Starting in fiscal 2013, we implemented a performance-based vesting equity program. Under this program, starting in fiscal 2013, our Compensation Committee granted our Named Executive Officers restricted stock units that vest only if certain financial and/or operating goals are achieved. Additionally, in fiscal 2014, we redesigned the performance-based restricted stock units to better align the objectives of the company and interests of our shareholders. Equity grants to our Named Executive Officers in fiscal 2014 and fiscal 2015 are discussed below.

Stock Options

Prior to fiscal 2007, a substantial portion of our executive compensation arrangement consisted of long-term incentive grants, comprising of stock options. Starting in fiscal 2007, the company decided to grant restricted stock units instead of stock options because stock options are highly dilutive and we incur an expense upfront even though executives do not necessarily realize any value from stock options.

Restricted Stock Units

Starting in fiscal 2013, we implemented a performance-based vesting equity program, such that a portion of the equity awards that our Compensation Committee granted to our executive officers vest only if certain financial and/or operating goals were achieved. In April 2012, our Compensation Committee determined that a mix of time-based and performance-based vesting for the restricted stock unit awards would provide an effective tool for incentivizing and retaining those executive officers who are most responsible for direct impact on corporate performance by balancing variable compensation (restricted stock units subject to performance-based vesting, which we refer to as performance units) and compensation with a more predictable value (restricted stock units subject to time-based vesting).

The performance units granted in fiscal 2013 (the “FY2013 Performance RSUs”) were subject to vesting in four equal annual increments based on our consolidated income from operations for each of the years ending March 31, 2013 through 2016 exceeding 90% of the target set or to be set by the Compensation Committee for such year, respectively. On April 29, 2013, 25% of the shares subject to the FY2013 Performance RSUs were issued as a result of the company exceeding 90% of its consolidated income from operations target for the fiscal year ending March 31, 2013. Under applicable accounting rules, the grant date fair value of the FY2013 Performance RSUs for a particular performance period is determined when the corresponding performance goals are set for each respective single-fiscal year performance period. In April 2013, in consideration of the grant of the performance units in fiscal 2014, each Named Executive Officer agreed to cancel the remaining portion of the FY2013 Performance RSUs.

In April 2013, after considering an analysis of the FY2013 Performance RSUs, the Compensation Committee believed that the future share-based compensation expense, under applicable accounting rules, and the financial impact of these equity incentive awards granted in fiscal 2013 were not aligned with the company’s objectives. Accordingly, in April 2013, the Compensation Committee redesigned the performance-based restricted stock units so that vesting terms were based on (1) achieving specified financial targets over a single-fiscal year performance period and (2) remaining in the service of the company over a four-year vesting period. The awards are comprised of two specified corporate performance targets for fiscal 2014, which are both equally weighted at 50%. The Compensation Committee believed that the financial impact from the accounting for the share-based compensation expense of these redesigned equity incentive awards granted in fiscal 2014, along with the retention of the Named Executive Officers, were aligned with shareholder value.

Fiscal 2014 Restricted Stock Unit Grants and Partial Cancellation of Fiscal 2013 Restricted Stock Unit Grants

The Compensation Committee approves all restricted stock unit grants to our Named Executive Officers and other executive officers. In April 2013, after considering an analysis of total compensation for our Named Executive Officers, the Compensation Committee determined that a mix of time-based and performance-based vesting for the restricted stock unit awards would provide an effective tool for incentivizing and retaining those executive officers who are most responsible for direct impact on corporate performance by balancing variable compensation (restricted stock units subject to performance-based vesting) and compensation with a more predictable value (restricted stock units subject to time-based vesting).

The performance units granted in fiscal 2014 (the “FY2014 Performance RSUs”) consist of the right to receive shares of common stock, only if both of the following criteria are satisfied: (1) the company’s consolidated income from operations for the fiscal year ending March 31, 2014, as certified by the Compensation Committee, is in excess of the applicable target amount set forth in the table below; and (2) the recipient remains in the service of the company until the applicable vesting date set forth below:

Shares Issuable Upon Settlement of Fiscal 2014 Performance Units	Consolidated Income From Operations for the Year Ending March 31, 2014	Vesting date
25%	> 90% of $32.9 million	April 29, 2016
25%	> 90% of $32.9 million	April 29, 2017
25%	> 100% of $32.9 million	April 29, 2016
25%	> 100% of $32.9 million	April 29, 2017

The Compensation Committee selected annual consolidated income from operations as the performance metric for the FY2014 Performance RSUs to vest, as it believes that this is an important measurement of the company’s performance and effectiveness of achieving financial strategies, in terms of cost controls, and for that reason, it establishes target levels to achieve operating income growth and return long-term shareholder value. The FY2014 Performance RSUs, with a one year performance period, are designed to motivate executive officers to focus their efforts on annual goals and at the same time, to strengthen and encourage retention as an executive officer must continue employment with us for the awards to vest.

In fiscal 2014, the Compensation Committee increased the percentage of performance-based restricted stock units granted to our Named Executive Officers to put significant compensation value at risk in relation to increases in shareholder value. The Compensation Committee believed that these grants of performance units were appropriate based on our financial performance over the prior year. As mentioned above, in consideration of the grant of the performance units in fiscal 2014 described above, each Named Executive Officer has agreed to cancel the remaining portion of the FY2013 Performance RSUs. The number of shares issued upon vesting of the FY2013 Performance RSUs and the number of shares subject to the portion of each of the FY2013 Performance RSUs that has been cancelled are as follows: (i) Clinton H. Severson, 5,750 shares issued and 17,250 shares cancelled; (ii) Alberto R. Santa Ines, 2,625 shares issued and 7,875 shares cancelled; (iii) Vladimir E. Ostoich, Ph.D., 2,625 shares issued and 7,875 shares cancelled; (iv) Kenneth P. Aron, Ph.D., 2,625 shares issued and 7,875 shares cancelled; and (v) Donald P. Wood, 2,625 shares issued and 7,875 shares cancelled.

Restricted stock units subject to time-based vesting granted to the Named Executive Officers were subject to the following vesting schedule: five percent vesting on the first anniversary of the grant date; additional ten percent on the second anniversary of the grant date; additional 15 percent on the third anniversary of the grant date; and the remaining 70 percent on the fourth anniversary of the grant date, in each case subject to continuous service to Abaxis during the vesting period. Time-based vesting terms are intended to encourage retention of our executive officers. The value of these timed-based restricted stock units at the time of grant was approximately $806,000 for our Chief Executive Officer and approximately $382,000 for each of our other Named Executive Officers. Our Compensation Committee believes that retention of the Named Executive Officers is key to our success and that the time-based vesting schedule of the restricted stock units helps to retain our Named Executive Officers.

The Compensation Committee believed that the equity award program for fiscal 2014 aligns the executives’ focus on the achievement of specific performance goals intended to help position us for future growth. Furthermore, the Compensation Committee believes that our restricted stock grants will enhance executive share ownership, further aligning their interests with those of shareholders. The Compensation Committee intends that long-term equity incentive compensation awards, when taken together with the base salary and annual incentive compensation opportunities provided to the Named Executive Officers, would result in actual total direct compensation to the Named Executive Officers to be at or slightly above the 75th percentile of the Compensation Peer Group, assuming performance at the target level under the annual incentive compensation plan and based on individual, company, and stock performance, as compared to similarly-situated executive officers in our Compensation Peer Group and in our industry generally. The Compensation Committee has determined that providing compensation at these levels would provide incentives to attract and retain highly qualified executives.

In April 2013, our Compensation Committee and Board of Directors (with Mr. Severson abstaining) approved the fiscal 2014 long-term equity incentive compensation for our Named Executive Officers. The following table summarizes the fiscal 2014 restricted stock units and performance units awarded to our Named Executive Officers:

Named Executive Officer	Restricted Stock Units with Time-Based Vesting Granted in Fiscal 2014 (#)	Performance Units Granted in Fiscal 2014 (#)
Clinton H. Severson	19,000	36,000
Alberto R. Santa Ines	9,000	16,000
Kenneth P. Aron, Ph.D.	9,000	16,000
Vladimir E. Ostoich, Ph.D.	9,000	16,000
Donald P. Wood	9,000	16,000

The mix of total restricted stock units between time-based and performance-based vesting granted in fiscal 2014 that were granted to our Named Executive Officers is summarized in the following table:

Named Executive Officer	Restricted Stock Units with Time-Based Vesting Granted in Fiscal 2014 as a Percentage of Total Equity Awards	Performance Units Granted in Fiscal 2014 as a Percentage of Total Equity Awards
Clinton H. Severson	35%	65%
Alberto R. Santa Ines	36%	64%
Kenneth P. Aron, Ph.D.	36%	64%
Vladimir E. Ostoich, Ph.D.	36%	64%
Donald P. Wood	36%	64%

On April 23, 2014, the Compensation Committee determined that the Company’s consolidated income from operations for fiscal 2014 was below 90% of target and accordingly, because the two specified corporate performance targets for fiscal 2014 were not met, none of the FY2014 Performance RSUs would vest and were forfeited.

Fiscal 2015 Restricted Stock Unit Grants and Fiscal 2014 Performance Restricted Stock Unit Cancellations

In April 2014, after considering an analysis of total compensation for our Named Executive Officers, the Compensation Committee again determined that a mix of performance units and restricted stock units subject to time-based vesting would be appropriate, for the reasons described above.

The performance units granted in fiscal 2015 (the “FY2015 Performance RSUs”) consist of the right to receive shares of common stock, only if both of the following criteria are satisfied: (1) the company’s consolidated income from operations for the fiscal year ending March 31, 2015, as certified by the Compensation Committee, is in excess of the applicable target amount set forth in the table below; and (2) the recipient remains in the service of the company until the applicable vesting date set forth below:

Shares Issuable Upon Settlement of Fiscal 2015 Performance Units	Consolidated Income From Operations for the Year Ending March 31, 2015	Vesting date
25%	> 90% of target	April 28, 2017
25%	> 90% of target	April 28, 2018
25%	> 100% of target	April 28, 2017
25%	> 100% of target	April 28, 2018

The Compensation Committee again selected annual consolidated income from operations as the performance metric for the FY2015 Performance RSUs to vest, as it believes that this is an important measurement of the company’s performance and effectiveness of achieving financial strategies, in terms of cost controls, and for that reason, it establishes target levels to achieve operating income growth and return long-term shareholder value. The FY2015 Performance RSUs, with a one year performance period, are designed to motivate executive officers to focus their efforts on annual goals and at the same time, to strengthen and encourage retention as an executive officer must continue employment with us for the awards to vest.

Restricted stock units subject to time-based vesting granted in fiscal 2015 to the Named Executive Officers continued to have the four-year time-based vesting terms as described above.

In April 2014, our Compensation Committee and Board of Directors (with Mr. Severson abstaining) approved the fiscal 2015 long-term equity incentive compensation for our Named Executive Officers. The following table summarizes the fiscal 2015 restricted stock units and performance units awarded to our Named Executive Officers:

Named Executive Officer	Restricted Stock Units with Time-Based Vesting Granted in Fiscal 2015 (#)	Performance Units Granted in Fiscal 2015 (#)
Clinton H. Severson	19,000	36,000
Alberto R. Santa Ines	9,000	24,000
Kenneth P. Aron, Ph.D.	9,000	24,000
Vladimir E. Ostoich, Ph.D.	9,000	24,000
Donald P. Wood	9,000	24,000

The mix of total restricted stock units between time-based and performance-based vesting granted in fiscal 2015 that were granted to our Named Executive Officers is summarized in the following table:

Named Executive Officer	Restricted Stock Units with Time-Based Vesting Granted in Fiscal 2015 as a Percentage of Total Equity Awards	Performance Units Granted in Fiscal 2015 as a Percentage of Total Equity Awards
Clinton H. Severson	35%	65%
Alberto R. Santa Ines	27%	73%
Kenneth P. Aron, Ph.D.	27%	73%
Vladimir E. Ostoich, Ph.D.	27%	73%
Donald P. Wood	27%	73%

Other Compensation Policies and Benefits

Benefits and Perquisites

We do not provide any of our executive officers with any material perquisites. Currently, all benefits offered to our executive officers, including an opportunity to participate in our 401(k) plan, medical, dental, vision, life insurance, disability coverage, long-term care insurance benefits and flexible spending accounts, are also available on a non-discriminatory basis to other full-time employees. We also provide vacation and other paid holidays to all full-time employees, including our Named Executive Officers.

Clawback Policy

In January 2014, we adopted a compensation clawback policy that includes, among other things, provisions permitting our board to require officers to repay to us certain amounts in the event of a restatement of our financial statements due to material noncompliance with any financial reporting requirement. The policy permits our board to seek recoupment from officers from any of the following sources: prior incentive compensation payments; future payments of incentive compensation; cancellation of outstanding equity awards; future equity awards; and direct repayment. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 further expanded the reach of mandatory recoupment policies but the Securities and Exchange Commission has yet to provide final guidance for implementation of such requirements. We will comply with any final recoupment policy guidance.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our executive officers and directors, as follows:

Position	Stock Ownership Guideline
Chief Executive Officer	7x base salary
Executive Officers (other than the Chief Executive Officer)	3x base salary
Directors	5x annual cash retainer

These guidelines require that executives and directors be meaningfully invested in the Company’s stock, and therefore be personally invested in the Company’s performance to ensure strong alignment with shareholder interests. Our stock ownership guidelines were adopted in 2011 and give all executive officers and directors through the first day of each of the Company’s fiscal years beginning with April 1, 2016 to accumulate enough shares to satisfy the stock ownership requirements. As of May 30, 2014, all of our Named Executive Officers met these guidelines and our Chief Executive Officer’s stock ownership was 59.5 times his base salary.

Employment Agreements

In October 2010, we entered into an employment agreement with Clinton H. Severson, our President and Chief Executive Officer, which amended, restated and superseded Mr. Severson’s existing Employment Agreement, dated July 11, 2005. The amended and restated Employment Agreement provides Mr. Severson with a severance payment equal to two years of salary, bonus and benefits if his employment with us is terminated for any reason other than cause. Additionally, upon Mr. Severson’s termination without cause or resignation for good reason, all of Mr. Severson’s unvested stock options, restricted stock units and other equity awards would vest in full. Certain severance benefits provided pursuant to the Severance Plan (described below in “Change in Control Agreements”) with respect to a change of control supersede those provided pursuant to the employment agreement. None of our other Named Executive Officers has an employment agreement with us.

In connection with his retirement from his position as an executive officer of the Company, Dr. Ostoich entered into a Transition/Separation Agreement with the Company dated August 15, 2014. Under the agreement, Dr. Ostoich’s employment as an executive officer will cease as of September 30, 2014 and, upon executing an effective release of claims against the Company, he will provide services related to strategic and technology projects and transition assistance as a part-time employee from October 1, 2014 through May 15, 2015 (such period, the “Transition Period”). During the Transition Period, Dr. Ostoich will be paid $9.00 per hour. Dr. Ostoich’s restricted stock units subject to time-based vesting will continue to vest (pursuant to the terms of the governing agreements and the 2005 Plan). His restricted stock units subject to performance-based vesting will terminate as of September 30, 2014. Dr. Ostoich will not be eligible for Company benefits during the Transition Period.

Change in Control Agreements

In July 2006, our Board of Directors, after considering a change of control program analysis from the peer company analysis prepared by our compensation advisor at that time and upon the recommendation of our Compensation Committee, approved and adopted the Abaxis, Inc. Executive Change of Control Severance Plan (the “Severance Plan”). The Severance Plan was adopted by our Board of Directors to reduce the distraction of executives and potential loss of executive talent that could arise from a potential change of control. Participants in the Severance Plan include Abaxis’ senior managers who are selected by the Board of Directors. In December 2008, our Board of Directors amended the Severance Plan to ensure its compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The current executive officers designated as participants in the Severance Plan are as follows: Clinton H. Severson, our Chairman, President and Chief Executive Officer; Alberto R. Santa Ines, our Chief Financial Officer and Vice President of Finance; Kenneth P. Aron, Ph.D., our Chief Technology Officer; Achim Henkel, our Managing Director of Abaxis Europe GmbH; Craig M. Tockman, DVM, our Vice President of Animal Health Sales and Marketing for North America; Vladimir E. Ostoich, Ph.D., our Vice President of Government Affairs and Vice President of Marketing for the Pacific Rim; and Donald P. Wood, our Chief Operating Officer.

The Severance Plan provides that upon the occurrence of a change of control a participant’s outstanding stock option(s) and other unvested equity-based instruments will accelerate in full, and any such stock awards shall become immediately exercisable. Under the 2005 Equity Incentive Plan, all equity awards held by officers accelerate upon a change in control. However, in connection with Dr. Tockman’s hiring as our Vice President of Animal Health Sales and Marketing for North America, our Compensation Committee determined to discontinue the practice of granting “single trigger” acceleration of vesting benefits to new executive officers. Accordingly, Dr. Tockman’s employment agreement with Abaxis provides that, notwithstanding the terms of the Severance Plan and our 2005 Equity Incentive Plan, Dr. Tockman will not be entitled to “single trigger” acceleration.

In addition, the Severance Plan provides that, if the participant’s employment is terminated by us (or any successor of Abaxis) for any reason other than cause, death, or disability within 18 months following the change of control date and such termination constitutes a separation in service, the participant is eligible to receive severance benefits as follows:

•	on the 60th day after the termination date, a lump sum cash payment equal to two times the sum of the participant's annual base salary and the participant's target annual bonus amount for the year in which the change of control occurs;

•	payment of up to 24 months of premiums for medical, dental and vision benefits, provided, however, that if the participant becomes eligible to receive comparable benefits under another employer's plan, our benefits will be secondary to those provided under such other plan;

•	reimbursement, on a monthly basis, of up to 24 months of premiums for disability and life insurance benefits if the participant elects to convert his or her disability and/or life insurance benefits under our plans into individual policies following termination; and

•	payment of an amount equal to any excise tax imposed under Section 4999 of the Code, (the "Excise Tax"), as well as a payment in reimbursement of Excise Taxes and income taxes arising from the initial Excise Tax payment, provided, however, that payment of such amount is capped at $1,000,000 per participant.

Payment of the foregoing severance benefits is conditioned upon the participant’s execution of a valid and effective release of claims against us.

Notwithstanding the foregoing, in connection with Dr. Tockman’s hiring as our Vice President of Animal Health Sales and Marketing for North America, our Compensation Committee determined to discontinue the practice of providing the tax “gross up” described above. Accordingly, Dr. Tockman’s employment agreement with Abaxis provides that, notwithstanding the terms of the Severance Plan, Dr. Tockman will not be entitled to the tax payment described above. Instead, Dr. Tockman’s employment agreement contains a “better after tax” provision, such that if any payment or benefit Dr. Tockman would receive from the Company or otherwise in connection with a change in control or other similar transaction would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) otherwise be subject to the Excise Tax, then such payment will be equal to the largest portion of the payment that would result in no portion of the payment being subject to the Excise Tax, or (b) the largest portion of the payment, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in his receipt of the greater economic benefit notwithstanding that all or some portion of the payment may be subject to the Excise Tax. In addition, if Dr. Tockman’s employment is terminated by us (or any successor of Abaxis) for any reason other than cause, death, or disability within 18 months following the change of control date and such termination constitutes a separation in service, and subject to his execution of a valid and effective release of claims against us, Dr. Tockman’s equity awards would vest in full. This “double-trigger” acceleration arrangement was granted to Dr. Tockman instead of the “single trigger” acceleration arrangement previously granted to our executive officers.

Compensation Policies and Practices as They Relate to Risk Management

In fiscal 2014, our Compensation Committee reviewed our compensation policies and practices and concluded that the mix and design of these policies and practices are not reasonably likely to encourage our employees to take excessive risks. In connection with its evaluation, our Compensation Committee considered, among other things, the structure, philosophy and design characteristics of our primary incentive compensation plans and programs in light of our risk management and governance procedures, as well as other factors that may calibrate or balance potential risk-taking incentives. Based on this assessment, our Compensation Committee concluded that risks arising from our compensation policies and practices for all employees, including executive officers, are not reasonably likely to have a material adverse effect on us.

Tax Considerations

Deductibility of Executive Compensation

We have considered the provisions of Section 162(m) of the Code and related Treasury Regulations that restrict deductibility of executive compensation paid to our Named Executive Officers and our other executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. The Compensation Committee endeavors to maximize deductibility of compensation under Section 162(m) of the Code to the extent practicable while maintaining a competitive, performance-based compensation program. However, tax consequences, including tax deductibility, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing of various decisions by officers regarding stock options) which are beyond the control of both Abaxis and our Compensation Committee. In addition, our Compensation Committee believes that it is important to retain maximum flexibility in designing compensation programs that meet its stated business objectives. For these reasons, our Compensation Committee, while considering tax deductibility as a factor in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth for fiscal 2014, 2013 and 2012, the compensation awarded or paid to, or earned by, Abaxis’ Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers at March 31, 2014 (collectively, the “Named Executive Officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)		Total ($)
Clinton H. Severson	2014	478,116	2,333,650	72,563	10,841	(4)	2,895,170
President, Chief Executive Officer	2013	431,250	1,024,075	571,875	13,638	(4)	2,040,838
and Chairman of the Board	2012	376,442	1,573,000	341,251	11,726	(4)	2,302,419

Alberto R. Santa Ines	2014	258,500	1,060,750	40,313	9,985	(5)	1,369,548
Chief Financial Officer and Vice	2013	239,500	467,513	320,251	12,751	(5)	1,040,015
President of Finance	2012	208,800	715,000	195,000	10,573	(5)	1,129,373

Kenneth P. Aron, Ph.D.	2014	258,500	1,060,750	40,313	24,547	(6)	1,384,110
Chief Technology Officer	2013	242,000	467,513	320,251	26,186	(6)	1,055,950
	2012	218,839	715,000	195,000	23,502	(6)	1,152,341

Vladimir E. Ostoich, Ph.D. (7)	2014	258,500	1,060,750	40,313	18,911	(8)	1,378,474
Vice President of Government Affairs	2013	242,000	467,513	320,251	20,888	(8)	1,050,652
and Vice President of Marketing for	2012	218,839	715,000	195,000	18,619	(8)	1,147,458
the Pacific Rim

Donald P. Wood	2014	258,500	1,060,750	40,313	18,731	(9)	1,378,294
Chief Operating Officer	2013	239,500	467,513	320,251	20,720	(9)	1,047,984
	2012	208,800	715,000	195,000	18,299	(9)	1,137,099

(1)
Awards consist of restricted stock units granted to the Named Executive Officer in the fiscal year specified. Amounts shown do not reflect whether the Named Executive Officer has actually realized a financial benefit from the awards (such as by vesting in a restricted stock unit award). Amounts listed in this column represent the grant date fair value of the awards granted in the fiscal year indicated as computed in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation-Stock Compensation” (“ASC 718”). Fiscal 2013 includes restricted stock unit awards with performance vesting granted in accordance with ASC 718-10-55-95. In April 2013, the Board of Directors and each Named Executive Officer agreed to cancel the unvested portion of the FY2013 Performance RSUs. The number of shares issued upon vesting of the FY2013 Performance RSUs and the number of shares subject to the portion of each of the FY2013 Performance RSUs that has been cancelled are as follows: (i) Clinton H. Severson, 5,750 shares issued and 17,250 shares cancelled; (ii) Alberto R. Santa Ines, 2,625 shares issued and 7,875 shares cancelled; (iii) Vladimir E. Ostoich, Ph.D., 2,625 shares issued and 7,875 shares cancelled; (iv) Kenneth P. Aron, Ph.D., 2,625 shares issued and 7,875 shares cancelled; and (v) Donald P. Wood, 2,625 shares issued and 7,875 shares cancelled. For a discussion of the assumptions used in determining the fair value of awards of restricted stock units in the above table and other additional information on restricted stock unit granted, see Note 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on May 30, 2014.

(2)
Represents aggregate cash performance bonuses earned during each fiscal year based on achievement of corporate financial performance goals, as described under “Executive Compensation – Compensation Discussion and Analysis” above. These bonuses were paid in four quarterly installments within one month following the end of the applicable quarter upon achieving the established quarterly net sales and/or quarterly pre-tax income goals for that quarter. Amounts do not include bonuses paid during a fiscal year, with respect to bonuses earned in a prior fiscal year.

(3)	Amounts listed are based upon our actual costs expensed in connection with such compensation.

(4)
In fiscal 2014, consists of $6,190 in supplemental health plan expenses reimbursed by us, $510 in group life insurance paid by us, $509 in disability insurance premiums paid by us, $444 in long-term care insurance premiums paid by us and $3,188 in matching contributions made by us to Mr. Severson’s 401(k) account. In fiscal 2013, consists of $5,715 in supplemental health plan expenses reimbursed by us, $624 in group life insurance paid by us, $574 in disability insurance premiums paid by us, $444 in long-term care insurance premiums paid by us and $6,281 in matching contributions made by us to Mr. Severson’s 401(k) account. In fiscal 2012, consists of $5,420 in supplemental health plan expenses reimbursed by us, $663 in group life insurance paid by us, $574 in disability insurance premiums paid by us, $444 in long-term care insurance premiums paid by us and $4,625 in matching contributions made by us to Mr. Severson’s 401(k) account.

(5)
In fiscal 2014, consists of $5,344 in supplemental health plan expenses reimbursed by us, $438 in group life insurance paid by us, $501 in disability insurance premiums paid by us, $514 in long-term care insurance premiums paid by us and $3,188 in matching contributions made by us to Mr. Santa Ines’ 401(k) account. In fiscal 2013, consists of $4,964 in supplemental health plan expenses reimbursed by us, $465 in group life insurance paid by us, $527 in disability insurance premiums paid by us, $514 in long-term care insurance premiums paid by us and $6,281 in matching contributions made by us to Mr. Santa Ines’ 401(k) account. In fiscal 2012, consists of $4,516 in supplemental health plan expenses reimbursed by us, $460 in group life insurance paid by us, $458 in disability insurance premiums paid by us, $514 in long-term care insurance premiums paid by us and $4,625 in matching contributions made by us to Mr. Santa Ines’ 401(k) account.

(6)	In fiscal 2014, consists of $20,118 in supplemental health plan expenses reimbursed by us, $438 in group life insurance paid by us, $501 in disability insurance premiums paid by us, $302 in long-term care insurance premiums paid by us and $3,188 in matching contributions made by us to Dr. Aron’s 401(k) account. In fiscal 2013, consists of $18,590 in supplemental health plan expenses reimbursed by us, $480 in group life insurance paid by us, $532 in disability insurance premiums paid by us, $303 in long-term care insurance premiums paid by us and $6,281 in matching contributions made by us to Dr. Aron’s 401(k) account. In fiscal 2012, consists of $17,611 in supplemental health plan expenses reimbursed by us, $484 in group life insurance paid by us, $480 in disability insurance premiums paid by us, $302 in long-term care insurance premiums paid by us and $4,625 in matching contributions made by us to Dr. Aron’s 401(k) account.

(7)	Dr. Ostoich will be retiring from his position as an executive officer of the Company on September 30, 2014.

(8)
In fiscal 2014, consists of $14,278 in supplemental health plan expenses reimbursed by us, $438 in group life insurance paid by us, $501 in disability insurance premiums paid by us, $600 in long-term care insurance premiums paid by us and $3,094 in matching contributions made by us to Dr. Ostoich’s 401(k) account. In fiscal 2013, consists of $13,121 in supplemental health plan expenses reimbursed by us, $479 in group life insurance paid by us, $532 in disability insurance premiums paid by us, $600 in long-term care insurance premiums paid by us and $6,156 in matching contributions made by us to Dr. Ostoich’s 401(k) account. In fiscal 2012, consists of $12,430 in supplemental health plan expenses reimbursed by us, $484 in group life insurance paid by us, $480 in disability insurance premiums paid by us, $600 in long-term care insurance premiums paid by us and $4,625 in matching contributions made by us to Dr. Ostoich’s 401(k) account.

(9)
In fiscal 2014, consists of $14,278 in supplemental health plan expenses reimbursed by us, $438 in group life insurance paid by us, $501 in disability insurance premiums paid by us, $326 in long-term care insurance premiums paid by us and $3,188 in matching contributions made by us to Mr. Wood’s 401(k) account. In fiscal 2013, consists of $13,121 in supplemental health plan expenses reimbursed by us, $465 in group life insurance paid by us, $527 in disability insurance premiums paid by us, $326 in long-term care insurance premiums paid by us and $6,281 in matching contributions made by us to Mr. Wood’s 401(k) account. In fiscal 2012, consists of $12,430 in supplemental health plan expenses reimbursed by us, $460 in group life insurance paid by us, $458 in disability insurance premiums paid by us, $326 in long-term care insurance premiums paid by us and $4,625 in matching contributions made by us to Mr. Wood’s 401(k) account.

Salary and Bonus in Proportion to Total Compensation. The following table sets forth the percentage of base salary and annual cash incentive bonus potentially be earned by each Named Executive Officer as a percentage of total compensation for fiscal 2014.

Named Executive Officer	Base Salary As a Percentage of Total Compensation(1)	Annual Cash Incentive Bonus As a Percentage of Total Compensation(1)
Clinton H. Severson	17%	3%
Alberto R. Santa Ines	19%	3%
Kenneth P. Aron, Ph.D.	19%	3%
Vladimir E. Ostoich, Ph.D.	19%	3%
Donald P. Wood	19%	3%

(1)
Total compensation is defined as total compensation as reported in the “Summary Compensation Table” for fiscal 2014. Included in the total compensation are long-term equity incentive awards with performance-based vesting criteria. Performance units only provide an economic benefit if the performance goals are achieved. As described in the section “Significant At-Risk Compensation,” long-term equity incentive compensation is at risk. Since the performance criteria for the FY2014 Performance RSUs were not met, none of the FY2014 Performance RSUs would vest and were cancelled in April 2014, and accordingly the total compensation actually realizable by each Named Executive Officer would be lower from the amounts required to be reported in the “Stock Awards” column of “Summary Compensation Table” for fiscal 2014.

CEO Employment Agreement. In October 2010, we entered into an employment agreement with Clinton H. Severson, our President and Chief Executive Officer, which amended, restated and superseded Mr. Severson’s existing Employment Agreement, dated July 11, 2005. The amended and restated Employment Agreement provides Mr. Severson with a severance payment equal to two years of salary, bonus and benefits if his employment with us is terminated for any reason other than cause. Additionally, upon Mr. Severson’s termination without cause or resignation for good reason, all of Mr. Severson’s unvested stock options, restricted stock units and other equity awards would vest in full. Certain severance benefits provided pursuant to the Severance Plan (described above in “Change in Control Agreements”) with respect to a change of control supersede those provided pursuant to the employment agreement. None of our other Named Executive Officers has an employment agreement with us.

Grants of Plan-Based Awards in Fiscal 2014

The following table sets forth the grants of plan-based awards to our Named Executive Officers during fiscal 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#) (3)	($) (4)
Clinton H. Severson
Annual cash incentive bonus		168,750	675,000	1,350,000
Restricted stock units	4/29/2013							19,000	806,170
Restricted stock units	4/29/2013				0	36,000	36,000		1,527,480
Alberto R. Santa Ines
Annual cash incentive bonus		93,750	375,000	750,000
Restricted stock units	4/29/2013							9,000	381,870
Restricted stock units	4/29/2013				0	16,000	16,000		678,880
Kenneth P. Aron, Ph.D.
Annual cash incentive bonus		93,750	375,000	750,000
Restricted stock units	4/29/2013							9,000	381,870
Restricted stock units	4/29/2013				0	16,000	16,000		678,880
Vladimir E. Ostoich, Ph.D.
Annual cash incentive bonus		93,750	375,000	750,000
Restricted stock units	4/29/2013							9,000	381,870
Restricted stock units	4/29/2013				0	16,000	16,000		678,880
Donald P. Wood
Annual cash incentive bonus		93,750	375,000	750,000
Restricted stock units	4/29/2013							9,000	381,870
Restricted stock units	4/29/2013				0	16,000	16,000		678,880

(1)
Actual cash performance bonuses, which were approved by the Board of Directors (with Mr. Severson abstaining) upon recommendation by the Compensation Committee based on achievement of corporate financial performance goals for fiscal 2014, were paid for the first and second quarters of fiscal 2014 within one month following the end of the quarter upon achieving the established quarterly net sales and/or quarterly pre-tax income goals. Actual cash performance bonuses are shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. “Threshold” refers to the minimum amount of annual bonus payable for a certain level of performance under the plan.

(2)
Consists of a performance-based restricted stock unit granted under, and is subject to, the terms of our 2005 Equity Incentive Plan. Restricted stock units were subject to vesting only if both of the following criteria are satisfied: (a) consolidated income from operations for the fiscal year ended March 31, 2014 was in excess of the applicable target amount; and (b) the recipient remained in the service of the company until the applicable vesting date set forth as follows: (i) 25% shares issuable upon settlement of FY2014 Performance RSUs upon satisfying 90% of target of consolidated income from operations for the year ended March 31, 2014 and time-based vesting on April 29, 2016; (ii) 25% shares issuable upon settlement of FY2014 Performance RSUs upon satisfying 90% of target of consolidated income from operations for the year ended March 31, 2014 and time-based vesting on April 29, 2017; (iii) 25% shares issuable upon settlement of FY2014 Performance RSUs upon satisfying 100% of target of consolidated income from operations for the year ended March 31, 2014 and time-based vesting on April 29, 2016; and (iv) 25% shares issuable upon settlement of FY2014 Performance RSUs upon satisfying 100% of target of consolidated income from operations for the year ended March 31, 2014 and time-based vesting on April 29, 2017. Additional information on restricted stock unit granted is described above in “Restricted Stock Units.”

(3)
Consists of a time-based restricted stock unit granted under, and is subject to, the terms of our 2005 Equity Incentive Plan. The four-year time-based vesting terms of the restricted stock units is as follows, assuming continuous employment: five percent of the shares vest after the first year; ten percent of the shares vest after the second year; 15 percent of the shares vest after the third year; and 70 percent of the shares vest after the fourth year. Additional information on restricted stock unit granted is described above in “Restricted Stock Units.”

(4)	Represents the fair value of the restricted stock unit award on the date of grant, pursuant to ASC 718. See Note 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on May 30, 2014 for additional information.

Outstanding Equity Awards at Fiscal Year End 2014

The following table shows, for the fiscal year ended March 31, 2014, certain information regarding outstanding equity awards at fiscal year end for our Named Executive Officers.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Clinton H. Severson			38,500	(2)	1,496,880
			46,750	(2)	1,817,640
			21,850	(2)	849,528
			19,000	(2)	738,720
			36,000	(3)	1,399,680

Alberto R. Santa Ines			17,500	(2)	680,400
			21,250	(2)	826,200
			9,975	(2)	387,828
			9,000	(2)	349,920
			16,000	(3)	622,080

Kenneth P. Aron, Ph.D.			17,500	(2)	680,400
			21,250	(2)	826,200
			9,975	(2)	387,828
			9,000	(2)	349,920
			16,000	(3)	622,080

Vladimir E. Ostoich, Ph.D. (4)			17,500	(2)	680,400
			21,250	(2)	826,200
			9,975	(2)	387,828
			9,000	(2)	349,920
			16,000	(3)	622,080

Donald P. Wood			17,500	(2)	680,400
			21,250	(2)	826,200
			9,975	(2)	387,828
			9,000	(2)	349,920
			16,000	(3)	622,080

(1)	The value of the equity award is based on the closing price of our common stock of $38.88 on March 31, 2014, as reported on the NASDAQ Global Select Market.

(2)
The four-year time-based vesting terms of the restricted stock units is as follows, assuming continuous employment: five percent of the shares vest after the first year; ten percent of the shares vest after the second year; 15 percent of the shares vest after the third year; and 70 percent of the shares vest after the fourth year. Additional information on restricted stock units granted during fiscal 2014 is described above in “Restricted Stock Units.”

(3)
The restricted stock unit awards vest upon satisfying performance criteria. Additional information on fiscal 2014 performance restricted stock unit cancellations is described above in “Restricted Stock Units.”

(4)	Upon Dr. Ostoich’s retirement on September 30, 2014, his outstanding restricted stock unit awards that vest upon satisfying performance criteria will terminate and his outstanding restricted stock unit awards that are time-based will continue to vest during the Transition Period pursuant to the terms of the governing agreements and the 2005 Plan.

Option Exercises and Stock Vested in Fiscal 2014

The following table shows all shares of common stock acquired upon exercise of stock options and value realized upon exercise, and all stock awards vested and value realized upon vesting, held by our Named Executive Officers during fiscal 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Clinton H. Severson	-	-	59,150	2,504,644
Alberto R. Santa Ines	40,000	657,200	26,900	1,139,054
Kenneth P. Aron, Ph.D.	-	-	26,900	1,139,054
Vladimir E. Ostoich, Ph.D.	22,000	374,880	26,900	1,139,054
Donald P. Wood	-	-	26,900	1,139,054

(1)
The value realized equals the difference between the option exercise price and the fair market value of our common stock on the date of exercise, as reported on the NASDAQ Global Select Market, multiplied by the number of shares for which the option was exercised.

(2)	The value realized on vesting of restricted stock units equals the fair market value of our common stock on the settlement date, multiplied by the number of shares that vested.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide our Named Executive Officers any pension benefits or nonqualified deferred compensation plans.

Severance and Change in Control Agreements

Employment Agreement

In October 2010, we entered into an employment agreement with Clinton H. Severson, our President and Chief Executive Officer, which amended, restated and superseded Mr. Severson’s existing Employment Agreement, dated July 11, 2005. The amended and restated Employment Agreement provides Mr. Severson with a severance payment equal to two years of salary, bonus and benefits if his employment with us is terminated for any reason other than cause. Additionally, upon Mr. Severson’s termination without cause or resignation for good reason, all of Mr. Severson’s unvested stock options, restricted stock units and other equity awards would vest in full. Certain severance benefits provided pursuant to the Severance Plan (described below in “Executive Change of Control Severance Plan”) with respect to a change of control supersede those provided pursuant to the employment agreement. None of our other Named Executive Officers has an employment agreement with us.

In connection with his retirement from his position as an executive officer of the Company, Dr. Ostoich entered into the Transition/Separation Agreement with the Company dated August 15, 2014, as described above under “Employment Agreements” on page 46.

Executive Change of Control Severance Plan

In July 2006, our Board of Directors, after considering a change of control program analysis from the peer company analysis prepared by our compensation advisor at that time and upon the recommendation of our Compensation Committee, approved and adopted the Abaxis, Inc. Executive Change of Control Severance Plan (the “Severance Plan”). The Severance Plan was adopted by our Board of Directors to reduce the distraction of executives and potential loss of executive talent that could arise from a potential change of control. Participants in the Severance Plan include Abaxis’ senior managers who are selected by the Board of Directors. In December 2008, our Board of Directors amended the Severance Plan to ensure its compliance with Section 409A of the Code. The current executive officers designated as participants in the Severance Plan are as follows: Clinton H. Severson, our Chairman, President and Chief Executive Officer; Alberto R. Santa Ines, our Chief Financial Officer and Vice President of Finance; Kenneth P. Aron, Ph.D., our Chief Technology Officer; Achim Henkel, our Managing Director of Abaxis Europe GmbH; Craig M. Tockman, DVM, our Vice President of Animal Health Sales and Marketing for North America; Vladimir E. Ostoich, Ph.D., our Vice President of Government Affairs and Vice President of Marketing for the Pacific Rim; and Donald P. Wood, our Chief Operating Officer.

The Severance Plan provides that upon the occurrence of a change of control a participant’s outstanding stock option(s) and other unvested equity-based instruments will accelerate in full, and any such stock awards shall become immediately exercisable. Under the 2005 Equity Incentive Plan, all equity awards held by officers accelerate upon a change in control. However, in connection with Dr. Tockman’s hiring as our Vice President of Animal Health Sales and Marketing for North America, our Compensation Committee determined to discontinue the practice of granting “single trigger” acceleration of vesting benefits to new executive officers. Accordingly, Dr. Tockman’s employment agreement with Abaxis provides that, notwithstanding the terms of the Severance Plan and our 2005 Equity Incentive Plan, Dr. Tockman will not be entitled to “single trigger” acceleration.

In addition, the Severance Plan provides that, if the participant’s employment is terminated by us (or any successor of Abaxis) for any reason other than cause, death, or disability within 18 months following the change of control date and such termination constitutes a separation in service, the participant is eligible to receive severance benefits as follows:

•	on the 60th day after the termination date, a lump sum cash payment equal to two times the sum of the participant’s annual base salary and the participant’s target annual bonus amount for the year in which the change of control occurs;

•	payment of up to 24 months of premiums for medical, dental and vision benefits, provided, however, that if the participant becomes eligible to receive comparable benefits under another employer’s plan, our benefits will be secondary to those provided under such other plan;

•	reimbursement, on a monthly basis, of up to 24 months of premiums for disability and life insurance benefits if the participant elects to convert his or her disability and/or life insurance benefits under our plans into individual policies following termination; and

•	payment of an amount equal to any excise tax imposed under Section 4999 of the Code, (the “Excise Tax”), as well as a payment in reimbursement of Excise Taxes and income taxes arising from the initial excise tax payment, provided, however, that payment of such amount is capped at $1,000,000 per participant.

Payment of the foregoing severance benefits is conditioned upon the participant’s execution of a valid and effective release of claims against us.

Notwithstanding the foregoing, in connection with Dr. Tockman’s hiring as our Vice President of Animal Health Sales and Marketing for North America, our Compensation Committee determined to discontinue the practice of providing the tax “gross up” described above. Accordingly, Dr. Tockman’s employment agreement with Abaxis provides that, notwithstanding the terms of the Severance Plan, Dr. Tockman will not be entitled to the tax payment described above. Instead, Dr. Tockman’s employment agreement contains a “better after tax” provision, such that if any payment or benefit Dr. Tockman would receive from the Company or otherwise in connection with a change in control or other similar transaction would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) otherwise be subject to the Excise Tax, then such payment will be equal to the largest portion of the payment that would result in no portion of the payment being subject to the Excise Tax, or (b) the largest portion of the payment, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in his receipt of the greater economic benefit notwithstanding that all or some portion of the payment may be subject to the Excise Tax. In addition, if Dr. Tockman’s employment is terminated by us (or any successor of Abaxis) for any reason other than cause, death, or disability within 18 months following the change of control date and such termination constitutes a separation in service, and subject to his execution of a valid and effective release of claims against us, Dr. Tockman’s equity awards would vest in full. This “double-trigger” acceleration arrangement was granted to Dr. Tockman instead of the “single trigger” acceleration arrangement previously granted to our executive officers.

Incentive Plans

Under our 2005 Equity Incentive Plan (the “2005 Plan”), in the event of a “change in control,” as such term is defined by the 2005 Plan, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume or continue in effect any or all outstanding options and stock appreciation rights or substitute substantially equivalent options or rights for its stock. Any options or stock appreciation rights which are not assumed or continued in connection with a change in control or exercised prior to the change in control will terminate effective as of the time of the change in control. Our Compensation Committee may provide for the acceleration of vesting of any or all outstanding options or stock appreciation rights upon such terms and to such extent as it determines. The 2005 Plan also authorizes our Compensation Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding option or stock appreciation right upon a change in control in exchange for a payment to the participant with respect to each vested share (and each unvested share if so determined by our Compensation Committee) subject to the cancelled award of an amount of cash, stock or other property equal to the fair market value of the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share under the award. The Compensation Committee, in its discretion, may provide in the event of a change in control for the acceleration of vesting and/or settlement of any stock award, restricted stock unit award, performance share or performance unit, cash-based award or other share-based award held by a participant upon such conditions and to such extent as determined by our Compensation Committee. The vesting of non-employee director awards and officer awards (including awards held by the Named Executive Officers) granted under the 2005 Plan automatically will accelerate in full upon a change in control.

As described above, certain additional compensation is payable to a Named Executive Officer (i) if his employment was involuntarily terminated without cause or resignation for good cause, (ii) upon a change in control or (iii) if his employment was terminated involuntarily following a change in control. The amounts shown in the table below assume that such termination was effective as of March 31, 2014, and do not include amounts in which the Named Executive Officer had already vested as of March 31, 2014. The actual compensation to be paid can only be determined at the time of the change in control and/or a Named Executive Officer’s termination of employment.

Potential Payments Upon Termination or Change in Control

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause or Resignation For Good Reason (1)		Change In Control (No Termination)	Involuntary Termination Without Cause Following a Change In Control (2)
Clinton H. Severson
Salary and bonus	$2,320,000		-	$2,320,000
Vesting of time-based restricted stock units (3)	$4,902,768		$4,902,768	$4,902,768
Vesting of performance-based restricted stock units (3)	$1,399,680		$1,399,680	$1,399,680
Health and welfare benefits	$15,306	(4)	-	$15,306	(4)
Excise tax reimbursement and related gross up (5)	-		-	-
Total	$8,637,754		$6,302,448	$8,637,754
Alberto R. Santa Ines
Salary and bonus	-		-	$1,270,000
Vesting of time-based restricted stock units (3)	-		$2,244,348	$2,244,348
Vesting of performance-based restricted stock units (3)	-		$622,080	$622,080
Health and welfare benefits	-		-	$12,566	(6)
Excise tax reimbursement and related gross up (5)	-		-	-
Total	-		$2,866,428	$4,148,994
Kenneth P. Aron, Ph.D.
Salary and bonus	-		-	$1,270,000
Vesting of time-based restricted stock units (3)	-		$2,244,348	$2,244,348
Vesting of performance-based restricted stock units (3)	-		$622,080	$622,080
Health and welfare benefits	-		-	$42,114	(6)
Excise tax reimbursement and related gross up (5)	-		-	-
Total	-		$2,866,428	$4,178,542
Vladimir E. Ostoich, Ph.D. (7)
Salary and bonus	-		-	$1,270,000
Vesting of time-based restricted stock units (3)	-		$2,244,348	$2,244,348
Vesting of performance-based restricted stock units (3)	-		$622,080	$622,080
Health and welfare benefits	-		-	$30,434	(6)
Excise tax reimbursement and related gross up (5)	-		-	-
Total	-		$2,866,428	$4,166,862
Donald P. Wood
Salary and bonus	-		-	$1,270,000
Vesting of time-based restricted stock units (3)	-		$2,244,348	$2,244,348
Vesting of performance-based restricted stock units (3)	-		$622,080	$622,080
Health and welfare benefits	-		-	$30,434	(6)
Excise tax reimbursement and related gross up (5)	-		-	-
Total	-		$2,866,428	$4,166,862

(1)
Amounts relate to payments to Mr. Severson based on the aggregate of two years of salary, bonus, unvested time-based restricted stock units, unvested performance-based restricted stock units and benefits if his employment with us is terminated for any reason other than cause or if he resigns for good reason (as defined in Mr. Severson’s amended and restated employment agreement effective October 2010).

(2)	Amounts assume that the Named Executive Officer was terminated without cause or due to constructive termination during the 18-month period following a change in control.

(3)
The values of the time-based restricted stock unit and performance-based restricted stock unit assume that the market price per share of our common stock on the date of termination of employment was equal to the closing price of our common stock of $38.88 on March 31, 2014, as reported on the NASDAQ Global Select Market.

(4)	Health and welfare benefits include payment of 24 months of premiums for medical, dental, vision, disability, life insurance and long-term care benefits.

(5)
For purposes of computing the excise tax reimbursement and related gross up payments, base amount calculations are based on the Named Executive Officer’s taxable wages for fiscal years 2010 through 2014.

(6)	Health and welfare benefits include payment of 24 months of premiums for medical, dental, vision, disability and life insurance benefits.

(7)	Dr. Ostoich will be retiring from his position as an executive officer of the Company effective September 30, 2014. Pursuant to Dr. Ostoich’s Transition/Separation Agreement with the Company, during the Transition Period, he will provide services related to strategic and technology projects and transition assistance as a part-time employee and will be paid $9.00 per hour. During the Transition Period, Dr. Ostoich’s restricted stock units subject to time-based vesting will continue to vest (pursuant to the terms of the governing agreements and the 2005 Plan). Dr. Ostoich’s restricted stock units subject to performance-based vesting will terminate as of September 30, 2014. Dr. Ostoich will not be eligible for Company benefits during the Transition Period.

Retirement Benefits

We have established a 401(k) tax-deferred savings plan, which permits eligible employees in the United States, including our Named Executive Officers, to make contributions by salary deduction pursuant to Section 401(k) of the Code (the “401(k) Plan”). We are responsible for administrative costs of the 401(k) Plan. We may make discretionary matching contributions which are based on each eligible participant’s contributions, subject to certain limits as specified in the 401(k) Plan.

DIRECTOR COMPENSATION

Director Compensation Table

The table below summarizes the compensation paid to our non-employee directors for fiscal 2014.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2) (3)	Total ($)
Vernon E. Altman	21,750	169,720	191,470
Richard J. Bastiani, Ph.D.	35,500	169,720	205,220
Michael D. Casey	28,000	169,720	197,720
Henk J. Evenhuis	38,500	169,720	208,220
Prithipal Singh, Ph.D.	32,000	169,720	201,720

(1)
Clinton H. Severson, our Chief Executive Officer and Director, is not included in this table as he is an employee of Abaxis and receives no compensation for his services as a director. The compensation received by Mr. Severson as an employee is shown in the “Summary Compensation Table” above.

(2)
Each non-employee director listed in the table above was granted an award of 4,000 restricted stock units on April 29, 2013 under our 2005 Plan. Amounts listed in this column represent the grant date fair value of the awards in accordance with ASC 718. Amounts shown do not reflect whether the non-employee director has actually realized a financial benefit from the awards (such as by vesting in a restricted stock unit award). For a discussion of the assumptions used in determining the fair value of awards of restricted stock units in the above table, see Note 12 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on May 30, 2014. No stock awards were forfeited by our non-employee directors during fiscal 2014.

(3)	As of March 31, 2014, each of our non-employee directors held 4,000 shares of unvested restricted stock units.

Cash Compensation Paid to Board Members

During fiscal 2014, all non-employee directors received an annual retainer of $15,000, pro-rated based on the period of services provided by the non-employee director. The non-employee Chairs of our Audit Committee, Compensation Committee and Nominating Committee received an annual supplement of $13,500, $7,500, and $5,000, respectively. Our non-employee directors each received $1,250 per board meeting attended and $1,000 per committee meeting attended. In April 2014, we designated Mr. Altman as our lead independent director and he will receive an annual supplement of $7,000 in connection with this appointment. We also reimburse our non-employee directors for reasonable travel expenses incurred in connection with attending board and committee meetings. Directors who are employees receive no compensation for their service as directors.

Equity Compensation Paid to Board Members

Non-employee directors are eligible to receive awards under the 2005 Plan, but such awards are discretionary and not automatic. In fiscal 2014, 2013 and 2012, each non-employee director received an annual equity award of 4,000, 4,500 and 2,500, respectively, restricted stock units granted under the 2005 Plan, for the services provided by the non-employee director during the respective period. Each award of restricted stock units represents the right of the participant to receive, without payment of monetary consideration, on the vesting date, a number of shares of common stock equal to the number of units vesting on such date. Subject to the director’s continued service with us through the applicable vesting date, each restricted stock unit award will vest in full 12 months after the grant date. Under the terms of the 2005 Plan, the vesting of each non-employee director restricted stock unit award will also be accelerated in full in the event of a “change in control,” as defined in the 2005 Plan.

TRANSACTIONS WITH RELATED PERSONS

Certain Relationships and Related Transactions

During the fiscal year ended March 31, 2014, there was not, nor is there any currently proposed transaction or series of similar transactions to which Abaxis was or is to be a party in which the amount involved exceeds $120,000 and in which any executive officer, director or holder of more than 5% of any class of voting securities of Abaxis and members of that person’s immediate family had or will have a direct or indirect material interest, other than as set forth in the “Summary Compensation Table” above.

Indemnification Agreements

We generally enter into indemnity agreements with our directors and executive officers. These indemnity agreements require us to indemnify these individuals to the fullest extent permitted by law.

Related-Person Transactions Policy and Procedures

The Company has a written policy regarding the approval of related-party transactions. Pursuant to the requirements set forth in this policy and the charter of our Audit Committee, our Audit Committee is responsible for reviewing and approving any related-party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties.

As required under the NASDAQ listing standards, a majority of the members of a listed company’s Board must qualify as “independent,” as affirmatively determined by the Board. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the NASDAQ listing standards, as in effect time to time. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Abaxis, its senior management, and its independent registered public accounting firm, the Board has affirmatively determined that the following five directors are independent directors within the meaning of the applicable NASDAQ listing standards:  Mr. Altman, Mr. Casey, Mr. Evenhuis and Drs. Bastiani and Singh. In making this determination, the Board found that none of the directors had a material or other disqualifying relationship with Abaxis. Mr. Severson, our Chairman, President and Chief Executive Officer, is not an independent director by virtue of his employment with Abaxis. Mr. Altman currently serves as the Board’s lead independent director.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more shareholders sharing the same address by delivering a single set of annual meeting materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are Company shareholders may be “householding” proxy materials. A single set of annual meeting materials may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of annual meeting materials, please notify your broker. Direct your written request to Abaxis, Inc., Alberto R. Santa Ines, Chief Financial Officer and Secretary, 3240 Whipple Road, Union City, California 94587 or contact Alberto R. Santa Ines at 1-510-675-6500. Shareholders who currently receive multiple copies of the annual meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

ALBERTO R. SANTA INES
Chief Financial Officer and Secretary

September 23, 2014

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended March 31, 2014 and an amendment to such report on Form 10-K/A is available without charge upon written request to: Investor Relations, Abaxis, Inc., 3240 Whipple Road, Union City, California 94587.

APPENDIX A

ABAXIS, INC.

2014 EQUITY INCENTIVE PLAN

Abaxis, Inc.

2014 Equity Incentive Plan

Adopted by the Board of Directors: July 23, 2014
Approved by the Shareholders: October 22, 2014

1.                  General.

(a)                 Successor to and Continuation of Prior Plan. The Plan is intended as the successor to and continuation of the Abaxis, Inc. 2005 Equity Incentive Plan, as amended (the “Prior Plan”). Following the Effective Date, no additional stock awards may be granted under the Prior Plan. Any unallocated shares remaining available for issuance pursuant to the exercise of options or issuance or settlement of stock awards not previously granted under the Prior Plan as of 12:01 a.m. Pacific time on the Effective Date (the “Prior Plan’s Available Reserve”) will cease to be available under the Prior Plan at such time and will be added to the Share Reserve (as further described in Section 3(a) below) and be then immediately available for issuance pursuant to Stock Awards granted hereunder. In addition, from and after 12:01 a.m. Pacific time on the Effective Date, all outstanding stock awards granted under the Prior Plan or the Abaxis, Inc. 1998 Stock Option Plan (the “1998 Plan”) will remain subject to the terms of the Prior Plan or the 1998 Plan, as applicable; provided, however, that any shares subject to outstanding stock awards granted under the Prior Plan or the 1998 Plan that (i) expire or terminate for any reason prior to exercise or settlement; (ii) are forfeited, cancelled or otherwise returned to the Company because of the failure to meet a contingency or condition required to vest such shares; or (iii) are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a stock award (the “Returning Shares”) will immediately be added to the Share Reserve (as further described in Section 3(a) below) as and when such shares become Returning Shares, and become available for issuance pursuant to Awards granted hereunder. All Awards granted on or after 12:01 a.m. Pacific time on the Effective Date will be subject to the terms of this Plan.

(b)                 Eligible Award Recipients. Employees, Directors and Consultants are eligible to receive Awards.

(c)                 Available Awards. The Plan provides for the grant of the following types of Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

(d)                 Purpose. The Plan, through the granting of Awards, is intended to help the Company secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and provide a means by which the eligible recipients may benefit from increases in value of the Common Stock.

2.                  Administration.

(a)                 Administration by Board. The Board will administer the Plan. The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b)                 Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)            To determine (A) who will be granted Awards; (B) when and how each Award will be granted; (C) what type of Award will be granted; (D) the provisions of each Award (which need not be identical), including when a person will be permitted to exercise or otherwise receive cash or Common Stock under the Award; (E) the number of shares of Common Stock subject to, or the cash value of, an Award; and (F) the Fair Market Value applicable to a Stock Award.

(ii)            To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Awards. The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it will deem necessary or expedient to make the Plan or Award fully effective.

(iii)            To settle all controversies regarding the Plan and Awards granted under it.

(iv)            To accelerate, in whole or in part, the time at which an Award may be exercised or vest (or at which cash or shares of Common Stock may be issued).

(v)            To suspend or terminate the Plan at any time. Except as otherwise provided in the Plan or an Award Agreement, suspension or termination of the Plan will not impair a Participant’s rights under his or her then-outstanding Award without his or her written consent except as provided in subsection (viii) below.

(vi)            To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, by adopting amendments relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to make the Plan or Awards granted under the Plan compliant with the requirements for Incentive Stock Options or exempt from or compliant with the requirements for nonqualified deferred compensation under Section 409A of the Code, subject to the limitations, if any, of applicable law. However, if required by applicable law or listing requirements, and except as provided in Section 9(a) relating to Capitalization Adjustments, the Company will seek shareholder approval of any amendment of the Plan that (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan, (D) materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (E) materially extends the term of the Plan, or (F) materially expands the types of Awards available for issuance under the Plan. Except as provided in the Plan (including Section 2(b)(viii)) or an Award Agreement, no amendment of the Plan will impair a Participant’s rights under an outstanding Award without the Participant’s written consent.

(vii)            To submit any amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding incentive stock options or (C) Rule 16b-3.

(viii)            To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that a Participant’s rights under any Award will not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, (1) a Participant’s rights will not be deemed to have been impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights, and (2) subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent (A) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (B) to change the terms of an Incentive Stock Option, if such change results in impairment of the Award solely because it impairs the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (C) to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code; or (D) to comply with other applicable laws or listing requirements.

(ix)            Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x)            To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement that are required for compliance with the laws of the relevant foreign jurisdiction).

(c)                 Delegation to Committee.

(i)            General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee, as applicable). Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable). The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)            Section 162(m) and Rule 16b-3 Compliance. The Committee may consist solely of two (2) or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two (2) or more Non-Employee Directors, in accordance with Rule 16b-3.

(d)                 Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(e)                 Cancellation and Re-Grant of Stock Awards. Neither the Board nor any Committee will have the authority to: (i) reduce the exercise, purchase or strike price of any outstanding Option or SAR under the Plan, or (ii) cancel any outstanding Option or SAR that has an exercise price or strike price greater than the current Fair Market Value of the Common Stock in exchange for cash or other Stock Awards under the Plan, unless the shareholders of the Company have approved such an action within twelve (12) months prior to such an event.

3.                  Shares Subject to the Plan.

(a)                 Share Reserve.

(i)            Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date will not exceed _________ (________) shares1, which number is the sum of (A) the number of shares (_______ (_________) shares2) subject to the Prior Plan’s Available Reserve and (B) the Returning Shares, if any, which become available for grant under this Plan from time to time (such aggregate number of shares described in (A) and (B) above, the “Share Reserve”).

(ii)            For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(b)                 Reversion of Shares to the Share Reserve. If a Stock Award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such Stock Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than stock), such expiration, termination or settlement will not reduce (or otherwise offset) the number of shares of Common Stock that may be available for issuance under the Plan. If any shares of Common Stock issued pursuant to a Stock Award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares that are forfeited or repurchased will revert to and again become available for issuance under the Plan. Any shares reacquired by the Company in satisfaction of tax withholding obligations on a Stock Award or as consideration for the exercise or purchase price of a Stock Award will again become available for issuance under the Plan.

(c)                 Incentive Stock Option Limit. Subject to the Share Reserve and Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options will be [_________]3 shares of Common Stock.

(d)                 Section 162(m) Limitations. Subject to the Share Reserve and Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, the following limitations shall apply.

____________________________

[1]	This number will be the sum of (A) the available reserve as of the date of the annual meeting and (B) the number of options, RSUs and all other equity awards outstanding under the Prior Plan and 1998 Plan as of the date of the annual meeting. This number will not exceed 1,712,409 shares.
[2]	This number will be the available reserve as of the date of the annual meeting.
[3]	This will be the same number as total in Section 3(a)(i) above.

(i)            A maximum of one hundred thousand (100,000) shares of Common Stock subject to Options, SARs and Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date any such Stock Award is granted may be granted to any one Participant during any calendar year. Notwithstanding the foregoing, if any additional Options, SARs or Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date the Stock Award is granted to any Participant during any calendar year, compensation attributable to the exercise of such additional Stock Awards will not satisfy the requirements to be considered “qualified performance-based compensation” under Section 162(m) of the Code unless such additional Stock Award is approved by the Company’s shareholders.

(ii)            A maximum of five hundred thousand (500,000) shares of Common Stock subject to Performance Stock Awards may be granted to any one Participant during any one calendar year (whether the grant, vesting or exercise is contingent upon the attainment during the Performance Period of the Performance Goals).

(iii)            A maximum of five million dollars ($5,000,000) may be granted as a Performance Cash Award to any one Participant during any one calendar year.

(e)                 Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

4.                  Eligibility.

(a)                 Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, that Stock Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405, unless (i) the stock underlying such Stock Awards is treated as “service recipient stock” under Section 409A of the Code (for example, because the Stock Awards are granted pursuant to a corporate transaction such as a spin off transaction) or (ii) the Company, in consultation with its legal counsel, has determined that such Stock Awards are otherwise exempt from or alternatively comply with the distribution requirements of Section 409A of the Code.

(b)                 Ten Percent Shareholders. A Ten Percent Shareholder will not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

5.                  Provisions Relating to Options and Stock Appreciation Rights.

Each Option or SAR will be in such form and will contain such terms and conditions as the Board deems appropriate. All Options will be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Award Agreement will conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(a)                 Term. Subject to the provisions of Section 4(b) regarding Ten Percent Shareholders, no Option or SAR will be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Award Agreement.

(b)                 Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Shareholders, the exercise or strike price of each Option or SAR will be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option or SAR on the date the Award is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.

(c)                 Purchase Price for Options. The purchase price of Common Stock acquired pursuant to the exercise of an Option may be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board will have the authority to grant Options that do not permit all of the following methods of payment (or that otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to use a particular method of payment. The permitted methods of payment are as follows:

(i)            by cash, check, bank draft or money order payable to the Company;

(ii)            pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii)            by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv)            if an Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued. Shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v)            in any other form of legal consideration that may be acceptable to the Board and specified in the applicable Award Agreement.

(d)                 Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Award Agreement evidencing such SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (B) the aggregate strike price of the number of Common Stock equivalents with respect to which the Participant is exercising the SAR on such date. The appreciation distribution may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Award Agreement evidencing such SAR.

(e)                 Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board will determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs will apply:

(i)            Restrictions on Transfer. An Option or SAR will not be transferable except by will or by the laws of descent and distribution (and pursuant to Sections 5(e)(ii) and 5(e)(iii) below), and will be exercisable during the lifetime of the Participant only by the Participant. The Board may permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws. Except as explicitly provided in the Plan, neither an Option nor a SAR may be transferred for consideration.

(ii)            Domestic Relations Orders. Subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2). If an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii)            Beneficiary Designation. Subject to the approval of the Board or a duly authorized Officer, a Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, upon the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the Participant, the executor or administrator of the Participant’s estate will be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.

(f)                 Vesting Generally. The total number of shares of Common Stock subject to an Option or SAR may vest and become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.

(g)                 Termination of Continuous Service. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates (other than for Cause and other than upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Award as of the date of termination of Continuous Service) within the period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the applicable Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR (as applicable) within the applicable time frame, the Option or SAR will terminate.

(h)                 Extension of Termination Date. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause and other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR will terminate on the earlier of (i) the expiration of a total period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, unless otherwise provided in a Participant’s Award Agreement, if the sale of any Common Stock received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR will terminate on the earlier of (i) the expiration of a period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Common Stock received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.

(i)                 Disability of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the applicable time frame, the Option or SAR (as applicable) will terminate.

(j)                 Death of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Award Agreement for exercisability after the termination of the Participant’s Continuous Service (for a reason other than death), then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of such Option or SAR as set forth in the Award Agreement. If, after the Participant’s death, the Option or SAR is not exercised within the applicable time frame, the Option or SAR (as applicable) will terminate.

(k)                Termination for Cause. Except as explicitly provided otherwise in a Participant’s Award Agreement or other individual written agreement between the Company or any Affiliate and the Participant, if a Participant’s Continuous Service is terminated for Cause, the Option or SAR will terminate immediately upon such Participant’s termination of Continuous Service, and the Participant will be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.

(l)                 Non-Exempt Employees. If an Option or SAR is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option or SAR will not be first exercisable for any shares of Common Stock until at least six (6) months following the date of grant of the Option or SAR (although the Award may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt employee dies or suffers a Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement, in another agreement between the Participant and the Company, or, if no such definition, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Stock Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 5(l) will apply to all Stock Awards and are hereby incorporated by reference into such Stock Award Agreements.

6.                  Provisions of Stock Awards Other than Options and SARs.

(a)                 Restricted Stock Awards. Each Restricted Stock Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. To the extent consistent with the Company’s bylaws, at the Board’s election, shares of Common Stock underlying a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical. Each Restricted Stock Award Agreement will conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)            Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)            Vesting. Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii)            Termination of Participant’s Continuous Service. If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv)            Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement will be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board will determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(v)            Dividends. A Restricted Stock Award Agreement may provide that any dividends paid on Restricted Stock will be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the Restricted Stock Award to which they relate.

(b)                 Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical. Each Restricted Stock Unit Award Agreement will conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i)            Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)            Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii)            Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv)            Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v)            Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi)            Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(c)                 Performance Awards.

(i)            Performance Stock Awards. A Performance Stock Award is a Stock Award (covering a number of shares not in excess of that set forth in Section 3(d)(ii)) that is payable (including that may be granted, vest or be exercised) contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the Participant’s completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee), in its sole discretion. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii)            Performance Cash Awards. A Performance Cash Award is a cash award (for a dollar value not in excess of that set forth in Section 3(d)(iii)) that is payable contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the Participant’s completion of a specified period of Continuous Service. At the time of grant of a Performance Cash Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee), in its sole discretion. The Board may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property.

(iii)            Committee and Board Discretion. The Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee) retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for a Performance Period.

(iv)            Section 162(m) Compliance. Unless otherwise permitted in compliance with Section 162(m) of the Code with respect to an Award intended to qualify as “performance-based compensation” thereunder, the Committee will establish the Performance Goals applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (A) the date ninety (90) days after the commencement of the applicable Performance Period, and (B) the date on which twenty-five percent (25%) of the Performance Period has elapsed, and in any event at a time when the achievement of the applicable Performance Goals remains substantially uncertain. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee will certify the extent to which any Performance Goals and any other material terms under such Award have been satisfied (other than in cases where the Performance Goals relate solely to the increase in the value of the Common Stock). Notwithstanding satisfaction or any completion of any Performance Goals, shares subject to Options, cash or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of any further considerations as the Committee, in its sole discretion, will determine.

(d)                 Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than one hundred percent (100%) of the Fair Market Value of the Common Stock at the time of grant) may be granted either alone or in addition to Stock Awards granted under Section 5 and this Section 6. Subject to the provisions of the Plan, the Board will have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7.                  Covenants of the Company.

(a)                 Availability of Shares. The Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy then-outstanding Stock Awards.

(b)                 Securities Law Compliance. The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan the authority required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of an Award or the subsequent issuance of cash or Common Stock pursuant to the Award if such grant or issuance would be in violation of any applicable securities law.

(c)                 No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

8.                  Miscellaneous.

(a)                 Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock issued pursuant to Stock Awards will constitute general funds of the Company.

(b)                 Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(c)                 Shareholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to an Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of shares of Common Stock under, the Award pursuant to its terms, and (ii) the issuance of the Common Stock subject to such Award has been entered into the books and records of the Company.

(d)                 No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without Cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e)                 Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee) after the date of grant of any Award to the Participant, the Board has the right in its sole discretion to (x) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(f)                  Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000) (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(g)                 Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(h)                Withholding Obligations. Unless prohibited by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.

(i)                  Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).

(j)                 Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(k)               Compliance with Section 409A of the Code. To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded and a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount shall be made upon a “separation from service” before a date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death.

(l)                  Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company has adopted as of the Effective Date or is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

9.                  Adjustments upon Changes in Common Stock; Other Corporate Events.

(a)                 Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 3(d), and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board will make such adjustments, and its determination will be final, binding and conclusive.

(b)                 Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the Participant is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)                 Corporate Transactions. The following provisions will apply to Stock Awards in the event of a Transaction unless otherwise provided in the Stock Award Agreement or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Stock Award. In the event of a Transaction, then, notwithstanding any other provision of the Plan, the Board may take one or more of the following actions with respect to Stock Awards, contingent upon the closing or completion of the Transaction:

(i)            arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Stock Award or to substitute a similar stock award for the Stock Award (including, but not limited to, an award to acquire the same consideration paid to the shareholders of the Company pursuant to the Transaction);

(ii)            arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to the Stock Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);

(iii)            accelerate the vesting, in whole or in part, of the Stock Award (and, if applicable, the time at which the Stock Award may be exercised) to a date prior to the effective time of such Transaction as the Board determines (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective date of the Transaction), with such Stock Award terminating if not exercised (if applicable) at or prior to the effective time of the Transaction; provided, however, that the Board may require Participants to complete and deliver to the Company a notice of exercise before the effective date of a Transaction, which exercise is contingent upon the effectiveness of such Transaction;

(iv)            arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Stock Award;

(v)            cancel or arrange for the cancellation of the Stock Award, to the extent not vested or not exercised prior to the effective time of the Transaction, in exchange for such cash consideration, if any, as the Board, in its sole discretion, may consider appropriate; and

(vi)            make a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Stock Award immediately prior to the effective time of the Transaction, over (B) any exercise price payable by such Participant in connection with such exercise. For clarity, this payment may be zero ($0) if the value of the property is equal to or less than the exercise price. Payments under this provision may be delayed to the same extent that payment of consideration to the holders of the Company’s Common Stock in connection with the Transaction is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.

The Board need not take the same action or actions with respect to all Stock Awards or portions thereof or with respect to all Participants. The Board may take different actions with respect to the vested and unvested portions of a Stock Award.

(d)                 Change in Control. A Stock Award may be subject to acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration will occur.

10.              Plan Term; Earlier Termination or Suspension of the Plan.

(a)                 The Board may suspend or terminate the Plan at any time. No Incentive Stock Option will be granted after the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the shareholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)                 No Impairment of Rights. Suspension or termination of the Plan will not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant or as otherwise permitted in the Plan.

11.              Effective Date of Plan.

This Plan will become effective on the Effective Date.

12.              Choice of Law.

The laws of the State of California will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

13.              Definitions. As used in the Plan, the following definitions will apply to the terms indicated below:

(a)                 “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b)                 “Award” means a Stock Award or a Performance Cash Award.

(c)                 “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(d)                 “Board” means the Board of Directors of the Company.

(e)                “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(f)                 “Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Participant’s gross misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Company, in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(g)                 “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)            any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any Affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

(ii)            there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)            the shareholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company will otherwise occur, except for a liquidation into a parent corporation; or

(iv)            there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.

Notwithstanding the foregoing definition or any other provision of this Plan, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(h)                 “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(i)                  “Committee” means a committee of two (2) or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(j)                  “Common Stock” means the common stock of the Company.

(k)                “Company” means Abaxis, Inc., a California corporation.

(l)                  “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(m)               “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. Unless otherwise provided by law, the Board, the chief executive officer of the Company or the Company’s leave of absence policy, any military leave, sick leave or other bona fide leave of absence approved by the Company shall not be treated as causing a termination of Continuous Service. However, any such leave that exceeds ninety (90) days may cause any Incentive Stock Option held by the Participant to cease to be treated as an Incentive Stock Option pursuant to the Code. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(n)                 “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)            a sale or other disposition of all or substantially all, as determined by the Board, in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii)            a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii)            a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)            a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(o)                 “Covered Employee” will have the meaning provided in Section 162(m)(3) of the Code.

(p)                 “Director” means a member of the Board.

(q)                 “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(r)                 “Effective Date” means the effective date of this Plan document, which is the date of the annual meeting of shareholders of the Company held in 2014, provided this Plan is approved by the Company’s shareholders at such meeting.

(s)                 “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(t)                  “Entity” means a corporation, partnership, limited liability company or other entity.

(u)                “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(v)                 “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(w)                “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)            If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii)            Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii)            In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(x)                 “Incentive Stock Option” means an option granted pursuant to Section 5 that is intended to be, and that qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(y)                 “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(z)                 “Nonstatutory Stock Option” means any option granted pursuant to Section 5 that does not qualify as an Incentive Stock Option.

(aa)              “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(bb)              “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(cc)              “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement will be subject to the terms and conditions of the Plan.

(dd)              “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(ee)              “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(ff)                “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement will be subject to the terms and conditions of the Plan.

(gg)             “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(hh)             A person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ii)                “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(jj)                “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(c)(ii).

(kk)        “Performance Criteria” means the one or more criteria that the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee) will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Committee or the Board, as applicable: (1) earnings (including earnings per share and net earnings); (2) earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation, amortization, legal settlements, other income (expense) and/or changes in deferred revenue; (3) total shareholder return; (4) return on equity or average shareholders’ equity; (5) return on assets, investment, or capital; (6) stock price; (7) margin (including gross margin and/or operating margin); (8) income (before or after taxes); (9) operating income (before or after taxes); (10) net income (before or after taxes); (11) pre-tax profit; (12) operating cash flow; (13) sales or revenue targets; (14) increases in revenue or product revenue; (15) expenses and cost reduction goals; (16) improvement in or attainment of working capital levels; (17) economic value added (or an equivalent metric); (18) balance of cash, cash equivalents and marketable securities; (19) free cash flow or cash flow; (20) market share; (21) operating cash flow; (22) cash flow per share; (23) share price performance; (24) daily average revenue trades; (25) asset gathering metrics; (26) number of customers; (27) customer satisfaction; (28) product development; (29) product quality; (30) debt reduction or debt levels; (31) implementation or completion of projects or processes (including, without limitation, regulatory filing submissions, regulatory filing acceptances, regulatory authority interactions, regulatory approvals and other regulatory milestones); (32) shareholders’ equity; (33) capital expenditures; (34) operating profit or net operating profit; (35) workforce diversity; (36) growth of net income or operating income; (37) billings; (38) bookings; (39) employee retention; (40) employee satisfaction; (41) budget management; (42) completion of a joint venture or other corporate transaction; (43) completion of identified special project; (44) overall effectiveness of management; (45) progress of internal research and development programs; (46) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); and (47) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee).

(ll)                “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee) for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee) (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Committee or the Board, if applicable, will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; (12) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item; and (13) to exclude the effects of the timing of acceptance for review and/or approval of submissions to any regulatory body. In addition, the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee) retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award.

(mm)          “Performance Period” means the period of time selected by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee) over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Committee or the Board, if applicable.

(nn)             “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).

(oo)              “Plan” means this Abaxis, Inc. 2014 Equity Incentive Plan.

(pp)              “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(qq)              “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(rr)            “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(ss)              “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement will be subject to the terms and conditions of the Plan.

(tt)                “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(uu)             “Rule 405” means Rule 405 promulgated under the Securities Act.

(vv)               “Securities Act” means the Securities Act of 1933, as amended.

(ww)            “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.

(xx)             “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement will be subject to the terms and conditions of the Plan.

(yy)             “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.

(zz)              “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement will be subject to the terms and conditions of the Plan.

(aaa)           “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(bbb)           “Ten Percent Shareholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

(ccc)            “Transaction” means a Corporate Transaction or a Change in Control.

Electronic Voting Instructions Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Pacific Time, on October 22, 2014 to be counted.

Vote by Internet
• Go to www.investorvote.com/ABAX
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secured website
Vote by telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒	• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A.  Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 - Clinton H. Severson	☐	☐	02 - Vernon E. Altman	☐	☐	03 - Richard J. Bastiani, Ph.D.	☐	☐
	04 - Michael D. Casey	☐	☐	05 - Henk J. Evenhuis	☐	☐	06 - Prithipal Singh, Ph.D.	☐	☐

Proposal 2:  To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement.

For ☐	Against ☐	Abstain ☐

Proposal 3:  To approve the Abaxis, Inc. 2014 Equity Incentive Plan.

For ☐	Against ☐	Abstain ☐

Proposal 4:  To ratify the selection of Burr Pilger Mayer, Inc. as the independent registered public accounting firm of Abaxis, Inc. for the fiscal year ending March 31, 2015.

For ☐	Against ☐	Abstain ☐

B.  Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C.  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign here exactly as your name(s) appears on your stock certificate. If shares of stock are held jointly, both or all of such persons should sign. Corporate or partnership proxies should be signed in full corporate name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity. Please date the Proxy.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Abaxis, Inc.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 22, 2014

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Clinton H. Severson and Alberto R. Santa Ines, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Abaxis, Inc. a California corporation, that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Abaxis, Inc. to be held at the principal offices of Abaxis, Inc. at 3240 Whipple Road, Union City, California 94587, on Wednesday, October 22, 2014, at 10:00 a.m. Pacific time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement for the 2014 Annual Meeting of Shareholders of Abaxis, Inc. (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED “FOR” ALL NOMINEES UNDER PROPOSAL 1, “FOR” PROPOSALS 2, 3 AND 4 AND IN THE DISCRETION OF THE PROXYHOLDERS UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

Continued and to be signed on reverse side.